                                                Filed Pursuant to Rule 424(B)(5)
                                                      Registration No. 333-71111


This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not offers to sell these securities and they are not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2002
    PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 5, 1999

                                 $170,000,000

[LOGO] FERRELLGAS PARTNERS
                           Ferrellgas Partners, L.P.
                       Ferrellgas Partners Finance Corp.

                             % Senior Notes due 2012

                                 -------------

   We are offering $170,000,000 of our    % Senior Notes due 2012. We will pay
interest on the notes semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2002. The notes will mature on June 15, 2012.

   At our option, we may redeem the notes on or after June 15, 2007 at the redemption prices set forth in this prospectus supplement. We may redeem up to 35% of the notes on or prior to June 15, 2005 with the net proceeds of public or specified private equity offerings. This offering of the notes is conditioned upon the successful completion of our concurrent consent solicitation and tender offer to repurchase all of our outstanding 9 3/8% Senior Secured Notes due 2006. See the section entitled "Use of Proceeds" in this prospectus supplement.

   Ferrellgas Partners Finance Corp. will be our co-obligor on the notes and our obligations with respect to the notes will be joint and several.

   Investing in the notes involves risks. See "Risk Factors" on page S-10 of this prospectus supplement and page 5 of the accompanying base prospectus.

                                     Underwriting
                           Price to  Discounts and Proceeds to
                          Public (1)  Commissions    Issuers
                          ---------- ------------- -----------
                 Per Note        %            %            %
                 Total...  $            $            $

---------------------
(1)Plus accrued interest, if any, from           , 2002.

   Delivery of the notes in book entry form will be made on or about          ,
2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

          Credit Suisse First Boston   Banc of America Securities LLC

                                 -------------

Banc One Capital Markets, Inc.
                                  BNP PARIBAS
                                            Wells Fargo Brokerage Services, LLC

          The date of this prospectus supplement is          , 2002.

                           Ferrellgas Partners, L.P.


                              [MAP] UNITED STATES

               As of April 30, 2002, we had 569 retail locations
              serving more than 1 million customers in 45 states.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                          BASE PROSPECTUS

                                                         Page
                                                         ----
                   FORWARD-LOOKING STATEMENTS...........   ii
                   PROSPECTUS SUPPLEMENT SUMMARY........  S-1
                   RISK FACTORS......................... S-10
                   USE OF PROCEEDS...................... S-15
                   RATIO OF EARNINGS TO FIXED CHARGES... S-16
                   CAPITALIZATION....................... S-17
                   DESCRIPTION OF NOTES................. S-18
                   DESCRIPTION OF OTHER INDEBTEDNESS AND
                     OTHER FINANCIAL OBLIGATIONS........ S-46
                   BOOK ENTRY, DELIVERY AND FORM OF
                     NOTES.............................. S-49
                   UNDERWRITING......................... S-52
                   WHERE YOU CAN FIND MORE
                     INFORMATION........................ S-53
                   LEGAL MATTERS........................ S-53
                   EXPERTS.............................. S-54

                                                        Page
                                                        ----
                    WHO WE ARE.........................   2
                    ABOUT THIS PROSPECTUS..............   2
                    WHERE YOU CAN FIND MORE
                      INFORMATION......................   3
                    FORWARD-LOOKING STATEMENTS.........   4
                    RISK FACTORS.......................   5
                    FERRELLGAS.........................  16
                    CONFLICTS OF INTEREST AND FIDUCIARY
                      RESPONSIBILITIES.................  17
                    RATIO OF EARNINGS TO FIXED CHARGES.  19
                    DESCRIPTION OF UNITS...............  20
                    DESCRIPTION OF WARRANTS............  23
                    DESCRIPTION OF DEBT SECURITIES.....  25
                    TAX CONSIDERATIONS.................  35
                    USE OF PROCEEDS....................  49
                    PLAN OF DISTRIBUTION...............  49
                    LEGAL MATTERS......................  50
                    EXPERTS............................  50

   This document is in two parts. The first part is the prospectus supplement which describes our business and the terms of this offering. The second part is the base prospectus which gives more general information, some of which may not apply to this offering. Generally, when we refer to the "prospectus," we refer to both this prospectus supplement and the accompanying base prospectus combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

   You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we previously filed with the SEC that is incorporated by reference herein, is accurate as of any date other than its respective date.

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Forward-looking statements include, but are not limited to, the following:

  . whether our operating partnership will have sufficient funds to meet its obligations and to enable it to distribute to us sufficient funds to permit us to meet our obligations with respect to the notes;

  . whether we and our operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

  . the expectation that future periods may not have the same percentage decrease in retail volumes, revenues and expenses as was experienced in the first three quarters of fiscal 2002.

   You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements.

   See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2001 and in Item 2 of our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002 for a more detailed description of these and other factors that may affect any forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page S-10 of this prospectus supplement and beginning on page 5 of the accompanying base prospectus. We will not update any forward-looking statements unless the securities laws require us to do so.

   In addition, our classification as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service, as to our proper classification for federal income tax purposes. See the section entitled "Risk Factors--Tax Risks--Tax treatment is dependent on partnership status" beginning on page 13 of the accompanying base prospectus.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all of the information that may be important to you. To fully understand the terms of the notes, you should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. You should pay special attention to the section entitled ''Risk Factors'' beginning on page S-10 of this prospectus supplement and beginning on page 5 of the accompanying base prospectus to determine whether an investment in the notes is appropriate for you. For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to ''us,'' ''we,'' ''our,'' or ''ours,'' we describe Ferrellgas Partners, L.P. together with its subsidiaries, including Ferrellgas Partners Finance Corp. and Ferrellgas, L.P., its operating partnership. References to our "general partner" refer to Ferrellgas, Inc. Our fiscal year end is July 31.

                                 Our Business

   We are the second largest retail marketer of propane in the United States based on retail gallons sold during our latest fiscal year, representing approximately 11% of the retail propane gallons sold in the United States. As of April 30, 2002, we had 569 retail locations serving more than 1 million residential, industrial/commercial and agricultural and other customers in 45 states. Our operations primarily include the retail distribution and sale of propane and related equipment and supplies and extend from coast to coast with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the country. For the twelve-month period ended April 30, 2002, we had retail propane sales volumes of 830 million gallons and EBITDA of $160.9 million. See the section entitled "--Summary Historical Consolidated Financial and Operating Data" for our definition of EBITDA.

   The market for propane is seasonal because propane is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in our second and third fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, price and other factors. We believe that our broad geographic distribution helps us to minimize exposure to regional weather and economic patterns. The weather has been significantly warmer than normal in four of the last five winter heating seasons. Despite reduced gallon sales during these warmer than normal periods and the completion of our largest acquisition to date, we have been able to maintain our debt to cash flow ratio. In addition, during times of colder than normal winter weather, we have been able to take advantage of our large, efficient distribution network to avoid supply disruptions such as those experienced by some of our competitors, thereby broadening our long-term customer base.

   Our retail propane distribution business consists principally of transporting propane purchased from third parties to our retail distribution locations and then to tanks on customers' premises, as well as to portable propane cylinders. For our 2001 fiscal year, approximately 90% of our gross profit was derived from the retail distribution and sale of propane and related risk management activities. Gross profit from our retail distribution of propane was derived primarily from three sources:

  .   63% from residential customers;

  .   27% from industrial/commercial customers; and

  .   10% from agricultural and other customers.

   Our gross profit from the retail distribution of propane is primarily based on margins, the cents-per-gallon difference between our purchase price and the sales price we charge our customers. We generally purchase propane in the contract and spot markets from major domestic energy companies on a short-term basis. Our costs to purchase and distribute propane fluctuate with the movement of market prices. That fluctuation subjects us to potential price risk, which we attempt to minimize through the use of risk management activities.

   Our other activities that comprised the remainder of our gross profit in our fiscal year 2001 included:

  .   the lease of tanks to customers;

  .   the sale of propane appliances and related parts and fittings;

  .   wholesale propane marketing;

  .   wholesale marketing of propane appliances;

  .   other propane related services;

  .   the sale of refined fuels;

  .   chemical feedstocks marketing;

  .   natural gas liquids storage; and

  .   common carrier services.

Recent Operating Results

   The winter heating season for the twelve-month period ended April 30, 2002 was the third warmest in recorded United States history, with national average temperatures 12% warmer than normal, compared to winter heating season temperatures that were 6% colder than normal for the same period last year. During the recent twelve-month period, we had EBITDA of $160.9 million, compared to a record $198.3 million for the twelve-month period ended April 30, 2001. Gross profit for the recent twelve-month period was $486.4 million, compared to a record $542.8 million for the prior twelve-month period. During the recent twelve-month period, we experienced a substantial decrease in retail sales volume, as compared to the prior twelve-month period, due primarily to the significantly warmer than normal winter temperatures and, to a lesser extent, a weak national economy. Although the recent twelve-month period did not benefit from the colder than normal weather that helped to produce our record-setting performance during the twelve-month period ended April 30, 2001, we were successful during the recent twelve-month period in partially offsetting the negative impact of the warmer weather by managing our margins and reducing expenses.

   For our fiscal third quarter ended April 30, 2002, we had EBITDA of $63.9 million, 2% less than last fiscal year's record setting third quarter EBITDA of $65.2 million. Gross profit for the same period was $152.5 million, unchanged from the record third quarter gross profit of $152.8 million realized for the same quarter last year.

Our History

   We are a Delaware limited partnership that was formed in 1994 in connection with our initial public offering. Our operations began in 1939 as a single location propane retailer in Atchison, Kansas. Our initial growth largely resulted from small acquisitions in rural areas of eastern Kansas, northern and central Missouri, Iowa, western Illinois, southern Minnesota, South Dakota and Texas. Since 1986, we have acquired more than 100 propane retailers, expanding our operations from coast to coast, and as of April 30, 2002, we had 569 retail locations nationwide. Our three largest acquisitions have been:

                                                    Estimated Retail
                                                    Gallons Acquired
                    Company          Date Acquired   (in millions)
            ----------------------- --------------- ----------------
            Thermogas               December   1999       270
            Skelgas Propane         May        1996        93
            Vision Energy Resources November   1994        47

   For the twelve-month period ended April 30, 2002, we had retail propane sales volumes of 830 million gallons. In our past three fiscal years, we reported annual retail propane sales volumes of:

                    Fiscal Year Ended Retail Propane Sales
                        July 31,      (gallons in millions)
                    ----------------- ---------------------
                          2001             957
                          2000             847
                          1999             680

   For our fiscal year 2001 and the twelve-month period ended April 30, 2002, our retail propane sales volumes included a full year's contribution from the Thermogas operations we acquired in December 1999. With this acquisition, we acquired 180 retail locations primarily in the Midwest, complimenting our historically strong presence in that region. Over 130 of the 180 acquired Thermogas retail locations were integrated with our existing locations which resulted in significant cost savings.

Business Strategy

   Our business strategy is to:

  . achieve operating efficiencies through the utilization of technology and process enhancements in our operations;

  .   capitalize on our national presence and economies of scale;

  . expand our operations through disciplined acquisitions and internal growth; and

  . align employee interest with investors through significant employee ownership.

   Using technology and process enhancements to improve operations. We have completed a review of our key business processes and have identified several areas where we can use technology and process enhancements to improve our operational efficiency. Specifically, we have identified and are currently working on areas where we believe we can reduce our operating expenses and improve customer satisfaction in the near future. These areas of opportunity include improvements to our routing and scheduling of customer deliveries, customer administration and operational workflow. During our fiscal year 2002, we allocated considerable resources toward these improvements, including the purchase and development of computer hardware and software. For the nine-month period ended April 30, 2002, we incurred growth and maintenance capital expenditures of $19.6 million related to this technology and process enhancement initiative which was funded primarily from excess cash generated from our operations during our record financial performance in fiscal 2001. These capital expenditures represent a substantial majority of the capital expenditures we expect to incur in connection with this initiative.

   Capitalizing on our national presence and economies of scale. We believe our national presence of 569 retail locations and estimated 11% market share of retail propane gallons sold in the United States give us advantages over our smaller competitors. These advantages include economies of scale in areas such as:

  .   product procurement;

  .   transportation;

  .   fleet purchases;

  .   customer administration; and

  .   general administration.

   Our national presence also allows us to be one of the few propane retailers that can competitively serve commercial customers on a nationwide basis. In addition, we believe that our presence in 45 states provides us opportunities to make acquisitions that overlap with our existing operations, providing economies of scale and significant cost savings in these markets. In December 1999, we acquired Thermogas, which had retail locations that directly or indirectly overlapped with over 70% of our retail locations.

   Employing a disciplined acquisition strategy and achieving internal growth. We expect to continue the expansion of our customer base through the acquisition of other retail propane distributors. We intend to concentrate on acquisition activities in geographic areas adjacent to our existing operations and, on a selected basis, in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing operations to provide an attractive return on investment after taking into account the cost savings we anticipate will result from these combinations. Our goal is to improve the operations and profitability of the businesses we acquire by integrating them into our established national organization. We also believe that, as a result of our industry leadership and efficient operating standards, we are positioned to successfully compete for growth opportunities within our existing operating regions. In addition, we have implemented marketing programs that focus specific resources towards internal growth.

   Aligning employee interests with our investors. In 1998, we established an employee benefit plan that aligns the interests of our employees with those of our investors. Through the Ferrell Companies, Inc. Employee Stock Ownership Trust, employees own approximately 50% of our outstanding common units, allowing them to participate directly in our overall success. This plan is unique in the retail propane distribution industry, and we believe that the entrepreneurial culture fostered by employee ownership provides us with a distinct competitive advantage.

Risk Management Activities

   Our risk management activities include the use of energy commodity forward contracts, swaps and options traded on the over-the-counter financial markets and futures and options traded on the New York Mercantile Exchange. These risk management activities are conducted primarily to offset the effect of market price fluctuations on propane inventory and purchase commitments and to mitigate the price risk on sale commitments to our retail customers. Our risk management activities are intended to generate a profit which we then apply to reduce our cost of product sold. Risk management activities directly related to the delivery of propane to our retail customers are included in our discussion of retail margins. Other risk management activities are discussed separately as risk management trading activities and are marked to market for accounting purposes. These discussions may be found within the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 2 of our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002.

                       Ferrellgas Partners Finance Corp.

   Ferrellgas Partners Finance Corp. is our wholly-owned subsidiary. It has nominal assets and does not, and will not in the future, conduct any operations or have any employees. Ferrellgas Partners Finance Corp. is acting as co-obligor of the notes, so as to allow institutional investors to invest in the notes if they might not otherwise have been able to invest in our securities by reason of the legal investment laws of their states of organization or their charters because we are a partnership. You should not expect Ferrellgas Partners Finance Corp. to have the ability to service obligations on the notes we are offering in this prospectus supplement.

                                 Our Structure

   Ferrellgas, L.P. is our operating partnership and accounts for substantially all of our consolidated assets, sales and operating earnings. Both we and Ferrellgas, L.P. are Delaware limited partnerships that were formed in April 1994 in connection with our initial public offering. We are the sole limited partner of Ferrellgas, L.P. with a 99% limited partner interest. Ferrellgas Partners Finance Corp. is a Delaware corporation that was formed in 1996 and is our wholly-owned subsidiary.

   Our general partner, Ferrellgas, Inc., performs all of the management functions for us and our subsidiaries, including both Ferrellgas, L.P. and Ferrellgas Partners Finance Corp. Ferrellgas, Inc. holds a 1% general partner interest in us and also owns an approximate 1% general partner interest in Ferrellgas, L.P.

   The following chart depicts our ownership structure as of April 30, 2002. JEF Capital Management, Inc. is wholly-owned by James E. Ferrell, the president, chief executive officer and chairman of the board of directors of our general partner.








                                       [FLOW CHART]



   Our general partner does not receive any management fee in connection with its management of us or our subsidiaries, and does not receive any remuneration for its services as our general partner other than reimbursement for all direct and indirect expenses it incurs in connection with our operations and those of our subsidiaries.

                                 The Offering

Issuers.....................  Ferrellgas Partners, L.P. and Ferrellgas Partners
                              Finance Corp. will be co-issuers of the notes and our obligations with respect to the notes will be joint and several.

Securities Offered..........  $170 million in aggregate principal amount of   %
                              Senior Notes due 2012.

Maturity Date...............  June 15, 2012.

Interest....................    % per annum, payable semi-annually in arrears
                              on June 15 and December 15, commencing December 15, 2002.

Ranking.....................  The notes will rank:


                              . effectively junior to (1) all of our existing and future senior secured indebtedness and
                                  (2) all liabilities of the operating
                                  partnership, including any borrowings under the operating partnership's credit facility;

                              .   equally with all of our future senior
                                  indebtedness, including trade payables; and

                              . senior to any of our future indebtedness that expressly provides it is subordinated to the notes.

                              As of April 30, 2002, on a pro forma basis after giving effect to this offering and the application of the proceeds thereof, the notes would have ranked effectively junior to $684 million of our operating partnership's indebtedness and other liabilities.

Optional Redemption.........  We may redeem any of the notes at any time on or after June 15, 2007, in whole or in part, in cash at the redemption prices described in the section entitled "Description of Notes--Optional Redemption," plus accrued and unpaid interest to the date of redemption.

                              In addition, on or before June 15, 2005, we may redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption
                              price of   % with the proceeds of public or
                              specified private equity offerings within 90 days of the closing of such offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes originally issued remains outstanding.

Change of Control...........  If a change of control occurs, we will be required to make an offer to repurchase the notes. The repurchase price will equal 101% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest to the date of repurchase. For more details, see the section entitled "Description of Notes--Offers to Purchase; Repurchase at the Option of the Noteholders--Change of Control Offer." We cannot assure you that upon a change of control we will have sufficient funds to repurchase any of the notes.

Asset Sales.................  Under specified circumstances, we may be required to make an offer to repurchase a portion of the notes in the event of specified asset sales by us or our subsidiaries. For more details, see the section entitled "Description of Notes--Offers to Purchase; Repurchase at the Option of the Noteholders--Asset Sales."

Covenants...................  We will issue the notes under an indenture with
                              U.S. Bank, N.A. acting as trustee. The indenture will contain covenants that will limit our ability and the ability of specified subsidiaries of ours to, among other things:

                              .   incur additional indebtedness;

                              .   make distributions to our unitholders;

                              . purchase or redeem our outstanding equity interests or subordinated debt;

                              .   make specified investments;

                              .   create liens;

                              .   sell assets;

                              .   engage in specified transactions with
                                  affiliates;

                              . restrict the ability of our subsidiaries to make specified payments, loans, guarantees and transfers of assets or interests in assets;

                              .   engage in sale-leaseback transactions; and

                              . effect a merger or consolidation with or into other companies or a sale of all or substantially all of our properties or assets.

                              These limitations will be subject to a number of important qualifications and exceptions. For more details, see the section entitled "Description of Notes."

Use of Proceeds.............  We will use the net proceeds from the sale of the notes to repurchase and, to the extent necessary, to redeem the principal of all of our outstanding 9 3/8% notes, and to pay the premium thereon, accrued and unpaid interest and fees and expenses associated with this transaction. For more details, see the section entitled "Use of Proceeds."

         Summary Historical Consolidated Financial and Operating Data

   Our summary historical consolidated financial and operating data were derived from, and should be read in conjunction with, our historical consolidated financial statements and the notes thereto. Our historical consolidated financial statements for the fiscal years ended July 31, 2000 and 2001 have been audited. Our historical consolidated financial statements for the nine-month periods ended April 30, 2001 and 2002 and the twelve-month period ended April 30, 2002 are unaudited.

   In addition, our summary historical consolidated financial data should be read together with the following, each of which is incorporated by reference herein:

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002;

  . our consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002;

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2001; and

  . our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2001.

   We believe that all material adjustments, that consist only of normal recurring adjustments necessary for the fair presentation of our interim results, have been included. Results of our operations for any interim period are not necessarily indicative of the results of operations for the entire fiscal year due to the seasonal nature of our business.

   Our capital expenditures fall generally into four categories:

  . maintenance capital expenditures, which include capitalized expenditures for repair and replacement of property, plant and equipment;

  . growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity;

  . technology and process enhancement initiative capital expenditures, which include expenditures for purchases of computer hardware and software; and

  . acquisition capital expenditures, which include expenditures related to the acquisitions of retail propane operations. Acquisition capital expenditures represent total cost of acquisition less working capital acquired. Our fiscal year 2001 capital expenditures do not include a $4.6 million increase to working capital related to a final valuation adjustment to record the Thermogas acquisition. We acquired Thermogas in December 1999 for a total acquisition cost, less working capital acquired, of approximately $307 million.

   Please note that our financial statements found in our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002 and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2001 are not detailed in the same categories of capital expenditures as listed above.

   We define EBITDA as earnings before interest, income taxes, depreciation, amortization, other charges and non-cash items such as employee stock ownership plan compensation charge and gain or loss on disposal of assets and other. EBITDA provides additional information for evaluating our ability to make debt service obligations, capital expenditures and distributions and is presented solely as a supplemental measure. You should not consider EBITDA as an alternative to operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities as other entities may not calculate EBITDA in the same manner as we do.

   Loss or gain on disposal of assets and other has been reclassified in fiscal year 2000 to conform to the presentation used for fiscal year 2001.

   As disclosed in the footnotes to the financial statements included in our Quarterly Report on Form 10-Q for the nine-month period ended April 30, 2002 and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2001, in fiscal year 2002 we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and, accordingly, we ceased the amortization of goodwill and some intangibles beginning August 1, 2001. If amounts reported for our fiscal years prior to our adoption of this statement were adjusted to exclude this amortization, our net earnings for our fiscal years 1999, 2000 and 2001 would have been, in millions, $6.0 ($18.8 before extraordinary items), $7.7 and $74.6, respectively. Additionally, our net earnings (loss) per unit available to our common and subordinated unitholders for those same years would have been $0.19 ($0.60 before extraordinary items), ($0.11) and $1.75, respectively.

   "Winter degree days--% colder (warmer) than normal" is based upon the deviation of each day between November 1 and March 31 from the average heating degree days during the same period for the 30 year period from 1971 to 2000. These calculations are based upon weather statistics for the contiguous United States provided by the National Oceanic and Atmospheric Administration.

                                                                                            Unaudited
                                            Audited Fiscal Year   Unaudited Nine Months   Twelve Months
                                               Ended July 31,        Ended April 30,     Ended April 30,
                                           ---------------------  --------------------   ---------------
                                              2000       2001        2001        2002         2002
                                           --------   ----------  ----------  --------   ---------------
                                                        (in thousands, except as specified)
Income statement data:
Total revenues............................ $959,023   $1,468,670  $1,314,672  $888,142     $1,042,140
Gross profit..............................  428,044      538,553     479,092   426,964        486,425
Equipment lease expense...................   25,518       30,986      24,386    18,456         25,056
Depreciation and amortization.............   61,633       56,523      42,462    32,844         46,905
ESOP compensation charge..................    3,733        4,843       3,510     3,856          5,189
Loss (gain) on disposal of assets and
  other...................................     (356)       5,744       4,761     1,830          2,813
Operating income..........................   57,091      126,691     156,881   136,218        106,028

Balance sheet data at end of period:
Working capital........................... $ (6,344)  $   22,062  $   75,782  $ 60,547     $   60,547
Total assets..............................  967,907      896,159     954,374   916,880        916,880
Total debt................................  721,646      706,566     709,542   707,329        707,329
Partners' capital.........................   40,344       37,987      99,230    72,776         72,776

Other data:
Retail propane sales volumes (in thousands
  of gallons).............................  846,664      956,718     847,908   720,690        829,500
Winter degree days--% colder (warmer)
  than normal.............................    (15.8)%        6.3%        6.3%    (11.8)%        (11.8)%
Gross profit (cents per retail gallon)....     50.6c        56.3c       56.5c     59.2c          58.6c
Interest expense.......................... $ 58,298   $   61,544  $   47,158  $ 45,039     $   59,425
Capital expenditures:
 Maintenance.............................. $  8,917   $   11,996  $    6,965  $  7,201     $   12,232
 Growth...................................   11,838        3,152       2,245     3,796          4,703
 Technology and process enhancement
   initiative.............................       --          100          --    19,557         19,657
 Acquisition..............................  310,260        1,417         874    10,744         11,287
                                           --------   ----------  ----------  --------     ----------
   Total.................................. $331,015   $   16,665  $   10,084  $ 41,298     $   47,879
                                           ========   ==========  ==========  ========     ==========
EBITDA.................................... $122,101   $  193,801  $  207,614  $174,748     $  160,935
Ratio of total debt to EBITDA.............                                                        4.4x

                                 RISK FACTORS

   You should consider carefully the risk factors discussed below and in the section entitled "Risk Factors" beginning on page 5 of the accompanying base prospectus, as well as all other information in this prospectus supplement and the accompanying base prospectus before you decide to purchase the notes. Investing in the notes is speculative and involves significant risk. Any of the risks described in this prospectus supplement or the accompanying base prospectus could impair our business, financial condition and operating results, could cause the trading price, if any, of the notes to decline or could result in a partial or total loss of your investment.

                          Risks Related To The Notes

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our debt obligations.

   We have substantial indebtedness and other financial obligations. As of April 30, 2002, we had:

  .   total indebtedness of approximately $707 million;

  .   partners' capital of approximately $73 million;

  . availability under our operating partnership's bank credit facility of approximately $116 million and approximately $60 million under our operating partnership's accounts receivables securitization facility; and

  . aggregate future minimum rental commitments under non-cancelable tank and other equipment operating leases of approximately $77 million. If we elect to purchase the underlying assets at the end of the lease terms, such aggregate buyout would be approximately $185 million.

   Subject to the restrictions governing our operating partnership's indebtedness and other financial obligations and the indenture governing the notes, we may incur significant additional indebtedness and other financial obligations, which may be secured and/or structurally senior to the notes.

   Our substantial indebtedness and other financial obligations could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  . result in higher interest expense in the event of increases in interest rates since some of our debt is, and will continue to be, at variable rates of interest;

  . have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

  . require us to dedicate a substantial portion of our cash flow from the operating partnership to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership requirements;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  . place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

   If we or our operating partnership are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital or sell our assets. We may then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all.

We are a holding company and have no material operations or assets. Accordingly, we are dependent on distributions from our operating partnership to service our debt obligations. These distributions are not guaranteed and may be restricted. In addition, the notes will be non-recourse to our operating partnership.

   We are a holding company for our subsidiaries, including our operating partnership. We have no material operations and only limited assets. Our co-obligor, Ferrellgas Partners Finance Corp., is our wholly-owned finance subsidiary that conducts no business and has nominal assets. Accordingly, we are dependent on cash distributions from Ferrellgas, L.P., our operating partnership, and its subsidiaries to service our debt obligations. Our operating partnership is required to distribute all of its available cash each quarter, less the amount of cash reserves that our general partner determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business, to provide funds for distributions over the next four quarters or to comply with applicable law or with any of our debt or other agreements. This discretion may limit the amount of available cash the operating partnership may distribute to us each quarter. Noteholders will not receive payments required by the notes unless our operating partnership is able to make distributions to us after it first satisfies its obligations under the terms of its own borrowing arrangements and reserves any necessary amounts to meet its own financial obligations.

   In addition, the various agreements governing our operating partnership's indebtedness and other financing transactions permit quarterly distributions only so long as each distribution does not exceed a specified amount, the operating partnership meets a specified financial ratio and no default exists or would result from such distribution. Those agreements include the indentures governing the existing notes, a bank credit facility, an accounts receivable securitization facility and tank lease arrangements. Each of these agreements contain various negative and affirmative covenants applicable to the operating partnership and some of these agreements require the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions would be limited. These covenants limit the operating partnership's ability to, among other things:

  .   incur additional indebtedness;

  .   engage in transactions with affiliates;

  .   incur liens;

  .   sell assets;

  .   make restricted payments, loans and investments;

  .   enter into business combinations and asset sale transactions; and

  .   engage in other lines of business.

   Additionally, our obligations under the notes will be non-recourse to our operating partnership. Therefore, if we should fail to pay the interest or principal on the notes or breach any of our other obligations under the notes or the indenture, you will not be able to obtain any such payments or obtain any other remedy from our operating partnership or its subsidiaries, which will not be liable for any of our obligations under the indenture or the notes.

We are required to distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

   Subject to the limitations on restricted payments contained in the indenture governing the notes, our partnership agreement requires us to distribute all of our available cash each quarter to our limited partners and our general partner. As a result of these distribution requirements, we do not expect to accumulate significant amounts of cash. Our general partner will determine the timing and amount of our distributions and has broad discretion to establish and make additions to our reserves for any proper purpose, including, but not limited to, reserves:

  . to comply with the terms of any of our agreements or obligations (including the establishment of reserves to fund the payment of interest and principal in the future);

  . to provide for level distributions of cash notwithstanding the seasonality of our business; and

  . to provide for future capital expenditures and other payments deemed by our general partner to be necessary or advisable.

   Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

The notes are structurally subordinated to all indebtedness and other liabilities of our operating partnership and its subsidiaries.

   The notes are effectively subordinated to all existing and future claims of creditors of our operating partnership and its subsidiaries, including the lenders under our operating partnership's indebtedness, the claims of lessors under our operating leases (including our tank lease agreements), the claims of the lenders and their affiliates under our accounts receivable securitization facility and all possible future creditors of our operating partnership and its subsidiaries. This is because these creditors will have priority as to the assets of our operating partnership and its subsidiaries over our claims as an equity holder in our operating partnership and, thereby, indirectly, your claims as holders of the notes. As a result, upon any distribution to these creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, these creditors will be entitled to be paid in full before any payment may be made with respect to the notes. Thereafter, the holders of the notes will participate with our trade creditors and all other holders of our subordinated indebtedness in the assets remaining, if any. In any of these cases, we may have insufficient funds to pay all of our creditors and noteholders may therefore receive less, ratably, than creditors of our operating partnership and its subsidiaries. As of April 30, 2002, on a pro forma basis after giving effect to this offering and the application of the proceeds thereof, the notes would have ranked effectively junior to $684 million of our operating partnership's indebtedness and other liabilities.

Restrictive covenants in the agreements governing our indebtedness and our operating partnership's indebtedness and other financial obligations may reduce our operating flexibility.

   The indenture governing the notes and the agreements governing our operating partnership's indebtedness and other financial obligations contain various covenants that limit our ability and the ability of specified subsidiaries of ours to, among other things:

  .   incur additional indebtedness;

  .   make distributions to our unitholders;

  .   purchase or redeem our outstanding equity interests or subordinated debt;

  .   make specified investments;

  .   create liens;

  .   sell assets;

  .   engage in specified transactions with affiliates;

  . restrict the ability of our subsidiaries to make specified payments, loans, guarantees and transfers of assets or interests in assets;

  .   engage in sale-leaseback transactions;

  . effect a merger or consolidation with or into other companies or a sale of all or substantially all of our properties or assets; and

  .   engage in other lines of business.

   These restrictions could limit our ability and the ability of our operating partnership and other subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Some of the agreements governing our operating partnership's indebtedness and other financial obligations also require the operating partnership to maintain specified financial ratios and satisfy other financial conditions. The ability of the operating partnership to meet those financial ratios and conditions can be affected by events beyond its control, such as weather conditions and general economic conditions. Accordingly, it may be unable to meet those ratios and conditions. Our breach of any of these covenants or our operating partnership's failure to meet any of these ratios or conditions could result in a default under the terms of the relevant indebtedness or other financial obligations, which could cause such indebtedness or other financial obligations, and by reason of cross-default provisions, the notes, to become immediately due and payable. If we were unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral, if any. If the lenders of our operating partnership's indebtedness or other financial obligations accelerate the repayment of borrowings or other amounts owed, we may not have sufficient assets to repay our indebtedness or other financial obligations, including the notes.

We may be unable to repurchase the notes upon a change of control and it may be difficult to determine if a change of control has occurred.

   Upon the occurrence of "change of control" events specified in the section entitled "Description of Notes--Offers to Purchase; Repurchase at the Option of the Noteholders--Change of Control Offer," we or a third party will be required to make a change of control offer to repurchase your notes at 101% of their principal amount, plus accrued and unpaid interest. The terms of our operating partnership's indebtedness limit our ability to repurchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our indebtedness and that of our operating partnership with similar restrictions. We may not have the financial resources to purchase your notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Some of the agreements governing our operating partnership's indebtedness currently provide that specified change of control events will constitute a default and could result in the acceleration of the indebtedness under those agreements. Our failure to make or consummate a change of control repurchase offer or pay the change of control purchase price when due will give the trustee and the holders of the notes the rights described under the section entitled "Description of Notes--Events of Default and Remedies."

   In addition, one of the events that trigger a change of control is a sale of all or substantially all of our assets. The meaning of "substantially all" varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. This ambiguity as to when a sale of substantially all of our assets has occurred may make it difficult for holders of the notes to determine whether we have properly identified, or failed to identify, a change of control.

There is no active trading market for the notes.

   We do not intend to list the notes to be issued in this offering on any securities exchange or to seek approval for quotations through any automated quotation system. We anticipate $170 million aggregate principal amount of notes will be outstanding upon the completion of this offering. An established market for the notes may not develop, or if one does develop, it may not be maintained. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. For these reasons, we cannot assure you that:

  .   a liquid market for the notes will develop;

  .   you will be able to sell your notes; or

  .   you will receive any specific price upon any sale of your notes.

   If a public market for the notes did develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. Historically, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial fluctuations in the prices of these securities.

                        Risks Inherent In Our Business

The timing of collections of our accounts receivable and increases in product costs and demand may decrease our working capital availability.

   We typically borrow on our credit facilities to fund working capital during the winter heating season. We purchase product from suppliers and make payments with terms that are typically less than one week. As is typical in our industry, our customers do not pay upon receipt, but pay between thirty and sixty days after delivery. During winter heating seasons, we experience significant increases in accounts receivable and inventory levels and thus a significant decline in working capital availability. Although we have the ability to fund working capital with borrowings from our credit facility and sales of accounts receivable, we cannot predict the effect that increases in propane prices and colder than normal weather may have on future working capital availability.

Increases in propane prices may cause our customers to increase their conservation efforts.

   As the price of propane increases, our retail customers tend to increase their conservation efforts and thereby decrease their consumption of propane. We cannot predict the materiality of the effect of any such decreases on our financial results.

We may not be successful in making acquisitions.

   We have historically expanded our business through acquisitions. We regularly consider and evaluate opportunities to acquire local, regional and national propane distributors. We may choose to finance these acquisitions through internal cash flow, external borrowings or the issuance of additional common units or other securities. The competition for acquisitions of propane companies among publicly-traded master limited partnerships like ours has intensified in recent years. Although we believe there are numerous potential large and small acquisition candidates in our industry, there can be no assurance that:

  . we will be able to acquire any of these candidates on economically acceptable terms;

  . any acquisitions made will not be dilutive to our earnings and distributions;

  . any additional equity we issue as consideration for an acquisition will not be dilutive to our unitholders; or

  . any additional debt we incur to finance an acquisition will not affect our operating partnership's ability to make distributions to us.

The terms of our senior units limit our use of proceeds from sales of equity.

   While our senior units are outstanding, other than issuances of equity pursuant to an exercise of any of our common unit options, we may use up to $20 million of aggregate cash proceeds from sales of our equity to reduce our indebtedness. Any other cash proceeds from equity issuances must be used to redeem a portion of our outstanding senior units, all of which are owned by JEF Capital Management, Inc. As a result, as long as any of the senior units are outstanding, our ability to access the equity capital markets for purposes other than the redemption of our senior units, including meeting our future obligations under the notes, will be limited. JEF Capital Management, Inc. is wholly-owned by James E. Ferrell, the president, chief executive officer and chairman of the board of directors of our general partner.

                                USE OF PROCEEDS

   The estimated net proceeds to us from this offering will be $      million
after deducting the underwriting commission and the estimated costs and expenses of this offering.

   We will use the net proceeds from this offering to:

  . repurchase and retire the principal of all of our existing 9 3/8% notes that are tendered and accepted by us pursuant to a consent and tender offer we are simultaneously conducting with this offering and pay the premium thereon;

  . redeem the principal of any 9 3/8% notes not tendered and pay the premium thereon;

  . pay accrued and unpaid interest on the 9 3/8% notes repurchased or redeemed; and

  . pay other costs and expenses related to this offering and the consent and tender offer.

   The 9 3/8% notes bear interest at 9 3/8% per annum, mature on June 15, 2006, and became redeemable on June 15, 2001. At June 15, 2002, the 9 3/8% notes became redeemable at 103.125% of their principal amount. Pursuant to an Offer to Purchase and Consent Solicitation Statement dated July 1, 2002, we initiated a tender offer to repurchase any and all of the outstanding 9 3/8% notes at a price of $1,031.25 per $1,000 principal amount, plus accrued interest up to, but not including, the date of payment. Currently, $160 million aggregate principal amount of the 9 3/8% notes are outstanding. In addition to the tender offer, we have solicited the consent of the holders of the 9 3/8% notes to remove the restrictive covenants and decrease the notice period for our optional redemption of the 9 3/8% notes from thirty days to three days. On July 16, 2002, we received consents sufficient to effect these amendments.

   If any of the 9 3/8% notes are not tendered and repurchased by us pursuant to the tender offer, they will remain outstanding and will rank equal with the notes being offered by this prospectus supplement except that the notes not tendered will continue to be secured. We anticipate, however, that if such a situation arose, we would redeem these remaining 9 3/8% notes pursuant to the indenture that governs the 9 3/8% notes.

   For a more detailed description of the terms of the 9 3/8% notes, see the section entitled "Description of Other Indebtedness and Other Financial Obligations--Other Indebtedness-- 9 3/8% Senior Secured Notes."

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our historical and pro forma ratio of earnings to fixed charges for each of the periods indicated below is as follows:

                                                       Nine Months
                                                         Ended
                                                       April 30,
                            Fiscal Year Ended July 31,   2002
                            ------------------------   -----------
                            1997   1998 1999 2000 2001 2001  2002
                            ----   ---- ---- ---- ---- ----  ----
                 Historical 1.5    1.1  1.3  1.0* 1.8  2.7   2.7
                 Pro Forma. 1.5    1.2  1.4  1.1* 1.9  2.9   2.7

--------
* The ratio of earnings to fixed charges for our fiscal year ended July 31, 2000 reflects the partial year cash flow contribution from our acquisition of Thermogas in December 1999.

   These computations include us and our operating partnership on a consolidated basis. For these ratios, "earnings" is the amount resulting from adding the following items:

  .   pre-tax income from continuing operations; and

  .   fixed charges.

   The term "fixed charges" means the sum of the following:

  .   interest expense;

  . amortized premiums, discounts and capitalized expenses related to indebtedness; and

  .   an estimate of the interest component within rental expenses.

   The pro forma ratio of earnings to fixed charges in our fiscal years ended July 31, 1997 to 2001 and for the nine-month period ended April 30, 2001 were calculated by adding back amortization on goodwill and some intangible assets. Beginning in the first quarter of our fiscal year 2002, we implemented Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" and thus did not amortize goodwill and some intangibles for the nine-month period ended April 30, 2002. The addition of amortization charges related to goodwill and intangibles totaled approximately $8 million for the nine-month period ended April 30, 2001. Such additions of amortization charges related to goodwill and intangibles totaled approximately $3, $4, $4, $7 and $11 million for our fiscal years 1997 through 2001, respectively.

                                CAPITALIZATION

   The following table sets forth our unaudited consolidated capitalization as of April 30, 2002 on an actual basis and on an as adjusted basis after giving effect to the application of the proceeds from this offering.

   This table should be read in conjunction with our financial statements and the notes thereto that are incorporated by reference in this prospectus supplement and the accompanying base prospectus.

                                                    As of April 30, 2002
                                                    --------------------
                                                                  As
                                                     Actual    Adjusted
                                                     --------  --------
                                                     (in thousands)

           Cash and cash equivalents............... $ 23,899   $ 23,899
                                                     ========  ========
           Debt:
              9 3/8% senior secured notes due 2006. $160,000   $     --
              The notes offered hereby.............       --    170,000
              7.16% senior notes due 2005-2013.....  350,000    350,000
              8.80% senior notes due 2006-2009.....  184,000    184,000
              Unsecured bank credit facility.......       --         --
              Other................................   13,329     13,329
                                                     --------  --------
                Total debt......................... $707,329   $717,329
           Minority interest.......................    2,429      2,429
           Partners' capitalization................   72,776     67,776
                                                     --------  --------
                  Total capitalization............. $782,534   $787,534
                                                     ========  ========

   Our operating partnership's $157 million unsecured bank credit facility had, as of April 30, 2002, availability of $116 million, with $41 million of letters of credit outstanding. Partners' capital does not include the 1,232,000 common units issuable, subject to vesting, upon exercise of options granted by us and outstanding as of April 30, 2002.

                             DESCRIPTION OF NOTES

   Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., as co-issuers, will issue the notes under an indenture among themselves and U.S. Bank, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

   The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. We will file a copy of the indenture as an exhibit to a Current Report on Form 8-K to be filed upon the closing of the sale of the notes.

   The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

   Some of the terms used in this description are defined in the section entitled "--Certain Definitions." For purposes of this description:

  .   the "partnership" refers to Ferrellgas Partners, L.P.;

  . the words "we," "us," "our" and "ourselves" refer to Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., the co-issuers of the notes;

  .   the "operating partnership" refers to Ferrellgas, L.P.; and

  .   the "general partner" refers to Ferrellgas, Inc.

Brief Description of the Notes

   The notes:

  .   are our unsecured general joint and several obligations;

  .   rank senior in right of payment to all our subordinated indebtedness;

  .   rank equally in right of payment with all our other senior indebtedness;
      and

  . are structurally subordinated to, which means they rank behind, the indebtedness and other liabilities of the operating partnership, including the Credit Agreement and the Existing Notes.

   As described in more detail under the sections entitled "Prospectus Supplement Summary" and "Risk Factors," the partnership is a holding company for its subsidiaries and has no material operations or assets other than its consolidated subsidiaries, including the operating partnership. Accordingly, the partnership is dependent upon the distribution of the earnings of its consolidated subsidiaries, including the operating partnership, to service its debt obligations, including the notes.

   Because the notes are structurally subordinated to the indebtedness of the operating partnership, noteholders generally have no recourse to the operating partnership or any of its subsidiaries or their assets for amounts due under the notes. Noteholders may, however, have indirect recourse to the extent the partnership has rights as a holder of equity interests in the operating partnership and its subsidiaries. In addition, the noteholders do not have any right to require the operating partnership to make distributions to the partnership.

Principal, Maturity and Interest

   The notes will:

  . be issued in registered form, without coupons, and in denominations of $1,000;

  .   accrue interest at the annual rate of    % from the most recent date to
      which interest has been paid, which interest will be computed on the basis of a 360-day year comprised of twelve 30-day months;

  . pay interest semi-annually in arrears on June 15 and December 15 to holders of record on the immediately preceding June 1 and December 1; and

  .   mature on June 15, 2012.

   We will issue notes with an initial maximum aggregate principal amount of $170 million. We do not intend to list the notes on any securities exchange or to seek approval for quotations of the notes through any automated quotation system. There is no established market for the notes, and we do not anticipate that one will develop. We may issue additional notes from time to time after this offering as part of this series or in one or more additional series. Any offering of additional notes is subject to the covenant described below in the section entitled "--Limitation on Additional Indebtedness." The notes and any additional notes later issued under the indenture as part of this series will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

   We will pay principal and interest on the notes at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the noteholders at their respective addresses as set forth in the register of notes. All payments with respect to global notes, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global notes. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for payment purposes.

Optional Redemption

   We do not have the option to redeem the notes before June 15, 2007 except under specified circumstances following the completion by the partnership on or before June 15, 2005 of one or more Equity Offerings. The partnership has the
option to use the net proceeds of any such offering to redeem the notes at    %
of their principal amount plus accrued and unpaid interest to the applicable redemption date so long as the redemption is completed within 90 days of the completion of the offering and at least 65% of the principal amount of the notes already issued, together with the notes and any additional notes sold pursuant to this prospectus supplement or otherwise, are outstanding immediately following the redemption.

   On and after June 15, 2007, we have the right to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount) listed in the table below, plus accrued and unpaid interest on the notes to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated in the table below:

                         Year                Percentage
                         ----                ----------
                         2007...............        %
                         2008...............        %
                         2009...............        %
                         2010 and thereafter  100.000%

Mandatory Redemption; Open Market Purchases

   We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.

Offers to Purchase; Repurchase at the Option of the Noteholders

   We may be required to offer to purchase the notes if there is a change in control of, or specified asset sales by, the partnership.

   Change of Control Offer: The indenture defines the term "change of control." Upon the occurrence of a change of control, each noteholder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the notes or portion of notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase. Generally, a change of control would occur when:

   (1) there is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership or the operating partnership to any entity other than to a Related Party; in this regard, the meaning of "all or substantially all" varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture; therefore, in some transactions it may be unclear whether a change of control has occurred;

   (2) there is a liquidation or dissolution of the partnership or our general partner, or a successor to the general partner; or

   (3) there is any transaction or series of transactions that results in a Person other than a Related Party beneficially owning in the aggregate, directly or indirectly, more than 35% of the voting stock of our general partner or a successor to the general partner and such percentage is more than the percentage of voting stock that is owned by the Related Party or a successor to the Related Party.

   Within 30 days following any change of control, we will mail a notice to each noteholder stating that, among other things, a change of control offer is being made, that all notes tendered will be accepted for payment and that any note not tendered will continue to accrue interest. We will identify the amount of the change of control payment and the change of control payment date for the notes. The notice will also include directions for noteholders who elect to have their notes purchased in the change of control offer.

   Noteholders will be entitled to withdraw any election to have their notes purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the partnership to noteholders will describe the requirements for the notice from the noteholders to the paying agent.

   We will comply with the requirements of Rule 14e-l under the Exchange Act and any other relevant securities laws applicable to the repurchase of notes in connection with a change of control.

   On the change of control payment date, we will, to the extent lawful, accept for payment notes or portions of notes tendered in accordance with the change of control offer; deposit an amount equal to the change of control payment for the notes with the paying agent in respect of all notes or portions of notes properly tendered; and deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate amount of the notes or portions of notes tendered to us.

   The paying agent will promptly mail the change of control payment to each noteholder. The trustee will promptly authenticate and mail to each noteholder a new note equal in principal amount to any unpurchased portion of the notes surrendered. However, each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

   We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes properly tendered and not withdrawn under the change of control offer.

   The triggering of the purchase right will not constitute an event of default under the indenture. See the section entitled "Risk Factors--We may be unable to repurchase the notes upon a change of control and it may be difficult to determine if a change of control has occurred."

   In addition, we may be unable to pay the change of control payment because
(1) the agreements governing the operating partnership's Existing Notes and the Credit Agreement limit the operating partnership's ability to make distributions to the partnership and (2) we may not have sufficient immediate financial resources to pay cash to the holders of notes upon a repurchase.

   The failure of the partnership to repurchase the notes upon a change of control offer would constitute an immediate Event of Default under the indenture.

   Asset Sales: The indenture defines the term "Asset Sale" and provides that the partnership and, in specified circumstances, its subsidiaries that are Restricted Subsidiaries, meaning they are not "Unrestricted Subsidiaries," must comply with restrictions applicable to an Asset Sale. Briefly, an Unrestricted Subsidiary has no Indebtedness or any other obligation that, directly or indirectly, is guaranteed by or obligates in any way the partnership.

   The partnership and its Restricted Subsidiaries may complete an Asset Sale if the partnership or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by an authorized financial officer of our general partner, of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the partnership or the Restricted Subsidiary is in the form of cash. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

   (1) the amount of any liabilities on the partnership's or any Restricted Subsidiary's balance sheet that are assumed by the transferee of the assets; and

   (2) the amount of any notes or other obligations received by the partnership or the Restricted Subsidiary from the transferee that is converted within 180 days by the partnership or the Restricted Subsidiary into cash, to the extent of the cash received.

   Furthermore, the 75% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

   If the partnership or any of its Restricted Subsidiaries receives Net Proceeds exceeding $10 million from one or more Asset Sales in any fiscal year, then within 360 days after the date the aggregate amount of Net Proceeds exceeds $10 million, the partnership must apply the amount of such Net Proceeds either (1) to reduce Indebtedness of the partnership or any of its Restricted Subsidiaries, with a permanent reduction of availability in the case of revolving Indebtedness, or (2) to make an investment in assets or capital expenditures useful to the partnership's or any of its Subsidiaries' business as in effect on the date of the indenture or businesses related or ancillary thereto. Any Net Proceeds that are not applied or invested in either of these ways will be considered "Excess Proceeds."

   Pending the final application of any Net Proceeds, the partnership or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

   When the aggregate amount of Excess Proceeds exceeds $10 million, we will make an offer to all noteholders to purchase for cash that number of notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the note plus accrued and unpaid interest to the date of purchase. We will follow the procedures set forth in the indenture and we will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

   To the extent that the aggregate amount of notes tendered in response to our purchase offer is less than the Excess Proceeds, the partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of notes surrendered by the noteholders exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in accordance with the procedures for selection and notice of redemption set forth below. Notwithstanding the foregoing, if we make this purchase offer at any time when we have securities outstanding ranking equally in right of payment with the notes and the terms of those securities provide that a similar offer must be made with respect to those other securities, then our offer to purchase the notes will be made concurrently with the other offers, and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which their holders elect to have purchased. Upon completion of the offer to the noteholders, the amount of Excess Proceeds will be reset at zero.

   Selection and Notice of Redemption: If less than all the notes are to be redeemed at any time, the trustee will select the notes to be redeemed among the holders of notes pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of that note upon surrender and cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Covenants

   The indenture requires us to comply with a number of covenants, including those summarized below.

   Limitation on Additional Indebtedness: The partnership and its Restricted Subsidiaries may incur more debt only under specified circumstances. The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment, in each case, to "incur," any Indebtedness, unless at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the partnership would be greater than 2.00 to 1.00.

   In addition to any Indebtedness that may be incurred as set forth above, the partnership and its Restricted Subsidiaries may incur "Permitted Indebtedness." The term Permitted Indebtedness is defined in the indenture and includes:

    (1) Indebtedness evidenced by the notes;

    (2) Indebtedness outstanding as of the date of the indenture;

    (3) Indebtedness of the partnership or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries, including, without limitation, the acquisition of assets subject to operating leases, Indebtedness incurred under the Credit Facilities, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the partnership and its Restricted Subsidiaries; provided, that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $75 million;

    (4) Indebtedness of the partnership or a Restricted Subsidiary incurred for any purpose permitted under the Credit Facilities, provided, that the aggregate principal amount of this Indebtedness outstanding under this clause at any time may not exceed an amount equal to the sum of (a) $175 million plus

        (b) the amount, if any, by which the Borrowing Base as of the date of calculation exceeds the amount of the Borrowing Base as of July 31, 2002;

    (5) Indebtedness of the partnership owed to our general partner or an affiliate of our general partner that is unsecured and that is subordinated in right of payment to the notes; provided, that the aggregate principal amount of this Indebtedness outstanding at any time under this clause may not exceed $50 million and this Indebtedness has a final maturity date later than the final maturity date of the notes;

    (6) Indebtedness (a) owed by the partnership or any Restricted Subsidiary to the operating partnership or any Restricted Subsidiary or (b) owed by the operating partnership or any Restricted Subsidiary to the partnership or to any other Restricted Subsidiary;

    (7) Permitted Refinancing Indebtedness (including, for the avoidance of doubt, Indebtedness incurred as permitted under the Consolidated Fixed Charge Coverage Ratio set forth in the second sentence of this section entitled "--Limitation on Additional Indebtedness");

    (8) the incurrence by the partnership or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers, without duplication, in connection with the partnership's, its Subsidiaries' or its Affiliates' self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided, that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the second sentence of this section entitled "--Limitation on Additional Indebtedness;"

    (9) Indebtedness of the partnership and its Restricted Subsidiaries in respect of Capital Leases, meaning, generally, any lease of any property which would be required to be classified and accounted for as a capital lease on a balance sheet of the lessor; provided, that the aggregate amount of this Indebtedness outstanding at any time may not exceed $15 million;

   (10) Indebtedness of the partnership and its Restricted Subsidiaries represented by letters of credit supporting (a) obligations under workmen's compensation laws, (b) obligations to suppliers of propane or energy commodity derivative providers in the ordinary course of business consistent with past practices, not to exceed $10 million at any one time outstanding, and (c) the repayment of Indebtedness permitted to be incurred under the Indenture;

   (11) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the partnership or any of its Subsidiaries or in connection with judgments that do not result in a "Default" or "Event of Default" (which terms are defined in the section entitled "--Events of Default and Remedies");

   (12) Indebtedness of the partnership or its Restricted Subsidiaries incurred in connection with acquisitions of retail propane businesses in favor of the sellers of such businesses in an aggregate principal amount not to exceed $15 million in any fiscal year and not to exceed $60 million at any one time outstanding; provided, that the principal amount of such Indebtedness incurred in connection with any such acquisition shall not exceed the fair market value of the assets so acquired and, to the extent issued by the partnership, such Indebtedness is expressly subordinated to the notes; and

   (13) Indebtedness of the partnership or its Restricted Subsidiaries owing in respect of any Accounts Receivable Securitization, operating lease, Synthetic Lease, or other off-balance sheet obligation existing on the date of the indenture that arises because, after the date of the indenture, such off-balance sheet obligations are refinanced with Indebtedness, not to exceed $160 million at any one time outstanding.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred in compliance with the Consolidated Fixed Charge Coverage Ratio in the first paragraph of this section, the partnership may, in its sole discretion, classify (or later reclassify) in whole or in part such items of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or a portion thereof may be classified (or later reclassified) in whole or in part as having been incurred under more than one of the applicable clauses of Permitted Indebtedness or in compliance with the Consolidated Fixed Charge Coverage Ratio in the first paragraph of this section.

   Limitation on Restricted Payments: The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment, that is, to:

   (1) declare or pay any dividend or any other distribution or payment on or with respect to Capital Stock of the partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of the partnership or any of its Restricted Subsidiaries other than (a) dividends or distributions payable solely in Capital Stock of the partnership (including Common Units or Senior Units, but excluding Redeemable Capital Stock), or in options, warrants or other rights to purchase Capital Stock of the partnership (including Common Units or Senior Units, but excluding Redeemable Capital Stock); (b) dividends or other distributions to the extent declared or paid to the partnership or any Restricted Subsidiary of the partnership; or (c) dividends or other distributions by any Restricted Subsidiary of the partnership to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis, including, in the case of the operating partnership, to its general partner;

   (2) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the partnership or any of its Restricted Subsidiaries, other than any Capital Stock owned by a Restricted Subsidiary of the partnership;

   (3) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any subordinated Indebtedness, other than any such Indebtedness owned by the partnership or a Restricted Subsidiary of the partnership; or

   (4) make any investment, other than a Permitted Investment, in any entity,

unless, at the time of and after giving effect to the proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and the Restricted Payment, together with the aggregate of all other Restricted Payments made by the partnership and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed:

      (a) if the Consolidated Fixed Charge Coverage Ratio of the partnership is greater than 1.75 to 1.00, an amount equal to Available Cash for the immediately preceding fiscal quarter; or

      (b) if the Consolidated Fixed Charge Coverage Ratio of the partnership is equal to or less than 1.75 to 1.00, an amount equal to the sum of $25 million, less the aggregate amount of all Restricted Payments made by the partnership and its Restricted Subsidiaries in accordance with this clause during the period ending on the last day of the fiscal quarter of the partnership immediately preceding the date of the Restricted Payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the Restricted Payment plus the aggregate net cash proceeds of capital contributions to the partnership from any Person other than a Restricted Subsidiary of the partnership, or issuance and sale of shares of Capital Stock, other than Redeemable Capital Stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership, in any case made during the period ending on the last day of the fiscal quarter of the partnership immediately preceding the date of the Restricted Payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the Restricted Payment.

   The Restricted Payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by an authorized financial officer of the general partner on the date of the Restricted Payment of the assets proposed to be transferred.

   The above provisions will not prohibit:

   (1) the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

   (2) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the partnership or any Restricted Subsidiary of the partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of other Capital Stock, other than Redeemable Capital Stock, of the partnership to any entity other than to a Restricted Subsidiary of the partnership; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash;

   (3) the repurchase of any Common Units or the payment of any dividend or distribution under any employment agreement, stock or unit option agreement, or restricted stock agreement not to exceed $1 million in any calendar year and not to exceed $5 million in the aggregate amount since the date of the indenture; or

   (4) any redemption, repurchase or other acquisition or retirement of subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent capital contribution to the partnership from any entity other than a Restricted Subsidiary of the partnership; or issuance and sale of Indebtedness of the partnership issued to any entity other than a Restricted Subsidiary or the partnership, so long as the Indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

   In computing the amount of Restricted Payments previously made for purposes of the Restricted Payments test above, Restricted Payments made under the first and third points above will be included and Restricted Payments made under the second and fourth points above shall not be so included.

   Limitation on Liens: The partnership will not, and will not permit any of its Restricted Subsidiaries to, incur any liens or other encumbrance, unless the lien is a Permitted Lien or the notes are directly secured equally and ratably with the obligation or liability secured by such lien.

   Limitation on Transactions with Affiliates: The partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, other than as provided for in our partnership agreement or in the operating partnership's partnership agreement and the other agreements entered into between the partnership or the operating partnership and any of their affiliates, with, or for the benefit of any affiliates of the partnership unless:

   (1) the transaction or series of related transactions are between the partnership and its Restricted Subsidiaries or between two Restricted Subsidiaries; or

   (2) the transaction or series of related transactions are on terms that are no less favorable to the partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from an entity that is not an affiliate of the partnership or Restricted Subsidiary, and, with respect to transaction(s) involving aggregate payments or value equal to or greater than $20 million, the partnership shall have delivered an officers' certificate to the trustee certifying that the transaction(s) is on terms that are no less favorable to the partnership or the

       Restricted Subsidiary than those which would have been obtained from an entity that is not an affiliate of the partnership or Restricted Subsidiary and has been approved by a majority of the board of directors of our general partner, including a majority of the disinterested directors.

   However, the covenant limiting transactions with affiliates will not restrict the partnership, any Restricted Subsidiary or the general partner from entering into: any employment agreement, stock option agreement, restricted stock agreement, employee stock ownership plan related agreements, or similar agreement and arrangements, or Synthetic Leases, in the ordinary course of business; transactions permitted by the provisions described in the section entitled "--Restricted Payments;" transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane business operated by the partnership, its Subsidiaries and affiliates; any Accounts Receivable Securitization; any affiliate trading transactions done in the ordinary course of business; and any transaction that is a Flow-Through Acquisition.

   Limitation on Dividends and Other Payment Restrictions Affecting the
Subsidiaries: The partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

   (1) pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

   (2) pay any Indebtedness owed to the partnership or any other Restricted Subsidiary;

   (3) make loans or advances to, or any investment in, the partnership or any other Restricted Subsidiary;

   (4) transfer any of its properties or assets to the partnership or any other Restricted Subsidiary; or

   (5) guarantee any Indebtedness of the partnership or any other Restricted Subsidiary.

   Collectively, these restrictions are called the "Payment Restrictions." However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

   (1) applicable law;

   (2) any agreement in effect at or entered into on the date of the indenture, including the operating partnership's Existing Notes outstanding on and the Credit Facilities in effect on that date, or any agreement relating to any Indebtedness permitted to be incurred under the indenture (including agreements or instruments evidencing Indebtedness incurred after the date of the indenture); provided, however, that the encumbrances and restrictions contained in the agreements governing such permitted Indebtedness are no more restrictive with respect to the payment restrictions than those set forth in the agreements governing the operating partnership's Existing Notes and the Credit Facilities as in effect on the date of the indenture;

   (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the partnership or any Restricted Subsidiary;

   (4) specific purchase money obligations or Capital Leases for property subject to such obligations;

   (5) any agreement of an entity (or any it its Restricted Subsidiaries) acquired by the partnership or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any third party other than the entity; or

   (6) provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

   Limitation on Sale and Leaseback Transactions: The partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any "Sale and Leaseback Transaction" with respect to their properties. The term "Sale and Leaseback Transaction" is defined in the indenture and, generally, means any arrangement (other than between the partnership and a Restricted Subsidiary or between Restricted Subsidiaries) whereby property has been or will be disposed of by a transferor to another entity with the intent of taking back a lease on the property pursuant to which the rental payments are calculated to amortize the purchase price of the property over its life.

   The partnership and its Restricted Subsidiaries may, however, enter into a Sale and Leaseback Transaction; provided, that the partnership or the Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction.

   Limitations on Ferrellgas Partners Finance Corp.: In addition to the restrictions set forth under the section entitled "--Limitation on Additional Indebtedness," Ferrellgas Partners Finance Corp. may not incur any Indebtedness unless the partnership is a co-obligor or guarantor of the Indebtedness; or the net proceeds of the Indebtedness are either lent to the partnership, used to acquire outstanding debt securities issued by the partnership, or used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

   Ferrellgas Partners Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership.

Merger, Consolidation or Sale of Assets

   The indenture provides that the partnership may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:

   (1) the partnership is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

   (2) the entity formed by or surviving the transaction, if other than the partnership, or the entity to which the sale was made assumes all the obligations of the partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

   (3) immediately after the transaction no Default or Event of Default exists; and

   (4) at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, the partnership or such other entity or survivor is permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio as described in the section entitled "--Limitation on Additional Indebtedness."

   The indenture also provides that Ferrellgas Partners Finance Corp. may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

Reports to Noteholders

   Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the noteholders all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those Forms, including a

"Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, we will furnish to such noteholders all reports that would be required to be filed with the SEC on Form 8-K if we were required to file the reports. Finally, whether or not required by the rules and regulations of the SEC, we will file a copy of all the information described in the preceding sentences with the SEC unless the SEC will not accept the filing. We will also make the information available to investors who request it in writing. Currently, we are required to and do file quarterly and annual reports on Forms 10-Q and 10-K. Furthermore, we will promptly furnish to the noteholders notices of (a) any Payment Default under any instrument evidencing Indebtedness for borrowed money, and (b) any acceleration of such Indebtedness prior to its express maturity.

Events of Default and Remedies

   The indenture describes in detail the occurrences that would constitute an "Event of Default." Such occurrences include the following:

   (1) default in the payment of the principal of or premium, if any, on any note when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

   (2) default in the payment of an installment of interest on any of the notes, when the same becomes due and payable, which default continues for a period of 30 days;

   (3) failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture, other than a default specified in either of the two clauses above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the partnership by the trustee or to us and the trustee by holders of 25% in aggregate principal amount of the applicable notes then outstanding;

   (4) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the partnership or any Restricted Subsidiary of the partnership then has outstanding Indebtedness in excess of $10 million, if the default:

      (a) is caused by a failure to pay principal of or premium, if any, or interest on to such Indebtedness within the applicable grace period, if any, provided with respect to such Indebtedness or

      (b) results in the acceleration of such Indebtedness prior to its stated maturity;

   (5) a final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the partnership, any Restricted Subsidiary, or the general partner provided such judgment or judgments requires or require the payment of money in excess of $10 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment; in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

   (6) specified events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries, as that term is defined in Rule 1.02(v) of Regulation S-X under the Securities Act, has occurred.

   If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of notes then outstanding may declare all the notes of that series to be due and payable immediately.

   Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to the partnership or Ferrellgas Partners Finance Corp. or any significant subsidiary, all outstanding notes will become due and payable immediately without further action or notice. Noteholders may not enforce the indenture or the notes except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding notes may direct the trustee of that series of notes in its exercise of any trust or power. The trustee may withhold from noteholders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the notes under the optional redemption provisions of the indenture governing the notes, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. The holders of a majority in aggregate principal amount of a series of notes issued under the indenture and then outstanding, by notice to the trustee for those notes, may waive any existing Default or Event of Default for all noteholders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the notes. We are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

   No limited partner of the partnership or director, officer, employee, incorporator or stockholder of our general partner or Ferrellgas Partners Finance Corp., as such, shall have any liability for any of our obligations under the notes or the indenture or any claim based on, in respect of, or by reason of, these obligations. Each noteholder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Non-Recourse

   Our obligations under the indenture are recourse to our general partner and non-recourse to the operating partnership, and their respective affiliates, other than ourselves, and are payable only out of our cash flow and assets. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the indenture that the operating partnership and their affiliates will not be liable for any of our obligations under the indenture or the notes.

Legal Defeasance and Covenant Defeasance

   We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of Ferrellgas Partners Finance Corp. and at any time, elect to have all of our obligations discharged with respect to outstanding notes. This is known as "legal defeasance." However, under legal defeasance we cannot discharge:

   (1) the rights of holders of outstanding notes to receive payments with respect to any principal, premium, and interest on the notes when the payments are due;

   (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes or mutilated, destroyed, lost or stolen notes;

   (3) our obligation to maintain an office or agency for payment and money for security payments held in trust;

   (4) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

   (5) the legal defeasance and covenant defeasance provisions of the indenture.

   In addition, we may, at our option and at any time, elect to have our obligations released with respect to specified covenants that are described in the indenture. This is called "covenant defeasance." After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, specific events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the section entitled "--Events of Default and Remedies," will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding notes on the stated maturity date or on the applicable redemption date.

   In addition, we will be required to deliver to the trustee an opinion of counsel stating that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

   Finally, to exercise either legal defeasance or covenant defeasance, we must have delivered to the trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the holders of notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our other creditors.

   We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach, violation or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound.

Amendment, Supplement and Waiver

   In general, the indenture and the notes may be amended or supplemented, and any existing default or compliance with any provision of the indenture or the notes may be waived, with the consent of the holders of at least a majority in principal amount of the notes then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for notes. However, without the consent of each noteholder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting noteholder:

   (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

   (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to our obligation to repurchase the notes upon specific asset sales or a change of control;

   (3) reduce the rate of or change the time for payment of interest on any note;

   (4) waive a Default in the payment of principal or interest on the notes;

   (5) make any note payable in money other than that stated in the notes;

   (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal, premium, if any, or interest on the notes; or

   (7) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any noteholder, we and the trustee may amend or supplement the indenture or the notes to:

   (1) cure any ambiguity, defect or inconsistency;

   (2) provide for uncertificated notes in addition to or in place of certificated notes;

   (3) provide for the assumption of our obligations to noteholders in the case of a merger or consolidation;

   (4) make any change that could provide any additional rights or benefits to the noteholders that does not adversely affect the legal rights under the indenture of any such holder;

   (5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

   (6) to provide security for or add guarantees with respect to the notes.

The Trustee

   Should the trustee, U.S. Bank, N.A., become our creditor, the indenture contains specific limitations on the trustee's rights to obtain payment of claims or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

   The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. The indenture provides that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any noteholder, unless the noteholder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Certain Definitions

   Set forth below are defined terms used in the indenture and in the description of the notes set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the indenture. We urge you to read the indenture and the form of note because they, not this description, define the rights of the noteholders and include all the details about the notes.

   "Accounts Receivable Securitization" shall mean a financing arrangement involving the transfer or sale of accounts receivable of the partnership and its Restricted Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the partnership and its Restricted Subsidiaries or any Affiliate of the partnership and its Restricted

Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the partnership and its Restricted Subsidiaries in connection therewith or (b) any negative pledge or lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement.

   "Asset Acquisition" means the following (in all cases, including assets acquired through a Flow-Through Acquisition):

   (1) an Investment by the partnership or any Restricted Subsidiary of the partnership in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the partnership, or shall be merged with or into the partnership or any Restricted Subsidiary of the partnership;

   (2) the acquisition by the partnership or any Restricted Subsidiary of the partnership of the assets of any Person, other than a Restricted Subsidiary of the partnership, which constitute all or substantially all of the assets of such Person; or

   (3) the acquisition by the partnership or any Restricted Subsidiary of the partnership of any division or line of business of any Person, other than a Restricted Subsidiary of the partnership.

   "Asset Sale" means either of the following, whether in a single transaction or a series of related transactions:

   (1) the sale, lease, conveyance or other disposition of any assets other than (a) sales, leases or transfers of assets in the ordinary course of business (including but not limited to the sales of inventory in the ordinary course of business), and (b) sales of accounts receivable under any Accounts Receivable Securitization; or

   (2) the issuance or sale of Capital Stock of any direct Subsidiary.

   Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

   (1) any sale, lease or transfer of assets or Capital Stock by the partnership or any of its Restricted Subsidiaries to us, the operating partnership or a Restricted Subsidiary;

   (2) any sale or transfer of assets or Capital Stock by the partnership or any of its Restricted Subsidiaries to any entity in exchange for other assets used in a related business and/or cash (provided, that such cash portion is at least 75% of the difference between the value of the assets being transferred and the value of the assets being received) and having a fair market value, as determined in good faith by an authorized financial officer of our general partner, reasonably equivalent to the fair market value of the assets so transferred;

   (3) any sale, lease or transfer of assets in accordance with Permitted Investments;

   (4) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the partnership will be governed by the provisions described under the section entitled "--Offers to Purchase; Repurchase at the Option of the Noteholders--Change of Control Offer" and/or the provisions described under the section entitled "--Merger, Consolidation or Sale of Assets" and not the Asset Sale covenant;

   (5) the transfer or disposition of assets that are permitted Restricted Payments;

   (6) any sale, lease or transfer of assets pursuant to a Synthetic Lease or a Sale and Leaseback Transaction otherwise permitted by the indenture; and

   (7) sales or transfers of accounts receivable under an Accounts Receivable Securitization.

   "Attributable Debt" means, with respect to any Sale and Leaseback Transactions not involving a Capital Lease, as of any date of determination, the total obligation, discounted to present value at the rate of interest implicit in the lease included in the transaction, of the lessee for rental payments during the remaining portion of the term of the lease, including extensions which are at the sole option of the lessor, of the lease included in the transaction. For purposes of this definition, the rental payments shall not include amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the rental obligation shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

   "Available Cash" as to any quarter means:

   (1) the sum of:

      (a) all cash receipts of the partnership during such quarter from all sources (including, without limitation, distributions of cash received from the operating partnership and cash proceeds from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions); and

      (b) any reduction with respect to such quarter in a cash reserve previously established pursuant to clause (2)(b) below (either by reversal or utilization) from the level of such reserve at the end of the prior quarter;

   (2) less the sum of:

      (a) all cash disbursements of the partnership during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Capital Stock of the partnership (including Common Units or Senior Units), capital expenditures, contributions, if any, to the operating partnership and cash distributions to partners of the partnership (but only to the extent that such cash distributions to partners exceed Available Cash for the immediately preceding quarter); and

      (b) any cash reserves established with respect to such quarter, and any increase with respect to such quarter in a cash reserve previously established pursuant to this clause (2)(b) from the level of such reserve at the end of the prior quarter, in such amounts as the general partner determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the business of the partnership or the operating partnership (including, without limitation, reserves for future capital expenditures), (ii) to provide funds for distributions with respect to Capital Stock of the partnership in respect of any one or more of the next four quarters or (iii) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the partnership or the operating partnership is a party or by which any of them is bound or its assets are subject;


   (3) plus the lesser of (a) an amount as calculated in accordance with clauses (1) and (2) above for the partnership or its Restricted Subsidiaries for the first 45 days of the quarter during which such Restricted Payment is made (rather than the quarter for which clauses
       (1) and (2) were calculated) and (b) an amount of working capital Indebtedness that the partnership or its Restricted Subsidiaries could have incurred on or before the 45th day after the last day of the quarter used to calculate clauses (1) and (2) above;
provided, however, that Available Cash attributable to any Restricted Subsidiary of the partnership will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

   Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the date of liquidation of the partnership. Taxes paid by the partnership on behalf of, or amounts withheld with respect to, all or less than all of the partners shall not be considered cash disbursements of the partnership that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to the partners other than the limited partners holding Senior Units. Alternatively, in the discretion of the general partner, such taxes (if pertaining to all partners) may be considered to be cash disbursements of the partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such partners.

   "Borrowing Base" means, as of any date, an amount equal to:

   (1) 80% of the face amount of all accounts receivable owned by the partnership and its Subsidiaries as of the end of the most recent month preceding such date that were not more than 90 days past due; plus

   (2) 70% of the value of all inventory owned by the partnership and its Subsidiaries as of the end of the most recent month preceding such date,

   in each case, as calculated on a consolidated basis and in accordance with GAAP.

   "Capital Stock" means of any Person any capital stock, partnership interest, membership interest, or equity interest of any kind.

   "Common Units" means the units representing limited partner interests of the partnership, having the rights and obligations specified with respect to common units of the partnership.

   "Consolidated Cash Flow Available for Fixed Charges" means, with respect to the partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of:

   (1) Consolidated Net Income;

   (2) Consolidated Non-cash Charges;

   (3) Consolidated Interest Expense; and

   (4) Consolidated Income Tax Expense.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to the partnership and its Restricted Subsidiaries, the ratio of (y) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"), to (z) the aggregate amount of Consolidated Fixed Charges of the Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

   (1) the incurrence or repayment of any Indebtedness, excluding revolving credit borrowings and repayments of revolving credit borrowings (other than any revolving credit borrowings the proceeds of which are used for Asset Acquisitions or Growth Related Capital Expenditures of the partnership or any of its Restricted Subsidiaries and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

   (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the partnership or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

      (a) Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio;

      (b) Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit, which is equal to revenues minus cost of goods sold, of the acquired business or asset during the immediately available preceding four full fiscal quarters occurring in the Reference Period, minus the pro forma expenses that would have been incurred by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset during the period computed on the basis of personnel expenses for employees retained or to be retained by the partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by or to be incurred by the partnership and its Restricted Subsidiaries based upon the operation of the partnership's business, all as determined in good faith by an authorized financial officer of our general partner; and

      (c) Consolidated Cash Flow Available for Fixed Charges shall not include the impact of any non-recurring cash charges incurred in connection with a restructuring, reorganization or other similar transaction, as determined in good faith by an authorized financial officer of our general partner.

   Furthermore, subject to the following paragraph, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

   (1) interest on outstanding Indebtedness, other than Indebtedness referred to in the point below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

   (2) only actual interest payments associated with Indebtedness incurred in accordance with clause (4) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

   (3) if interest on any Indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period.

   "Consolidated Fixed Charges" means, with respect to the partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

   (1) the amounts for such period of Consolidated Interest Expense; and

   (2) the product of:

      (a) the aggregate amount of dividends and other distributions paid or accrued during the period in respect of Preferred Stock and Redeemable Capital Stock of the partnership and its Restricted Subsidiaries on a consolidated basis; and

      (b) a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

   "Consolidated Income Tax Expense" means, with respect to the partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to the partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

   (1) the interest expense of the partnership and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

   (2) any amortization of debt discount;

   (3) the net cost under Interest Rate Agreements;

   (4) the interest portion of any deferred payment obligation;

   (5) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

   (6) all accrued interest for all instruments evidencing Indebtedness; and

   (7) the interest component of Capital Leases paid or accrued or scheduled to be paid or accrued by the partnership and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means the net income of the partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

   (1) net after-tax extraordinary gains or losses;

   (2) net after-tax gains or losses attributable to Asset Sales or sales of receivables under any Accounts Receivable Securitization;

   (3) the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the partnership or any Restricted Subsidiary;

   (4) the net income or loss prior to the date of acquisition of any Person combined with the partnership or any Restricted Subsidiary in a pooling of interest;

   (5) the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any judgment, decree, order, statute, rule or other regulation; and

   (6) the cumulative effect of any changes in accounting principles.

   "Consolidated Non-Cash Charges" means, with respect to the partnership and its Restricted Subsidiaries for any period, the aggregate (1) depreciation, (2) amortization, (3) non-cash employee compensation expenses of the partnership or its Restricted Subsidiaries for such period, and (4) any non-cash charges resulting from writedowns of non-current assets, in each case which reduces the Consolidated Net Income of the partnership and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

   "Credit Agreement" means that Third Amended and Restated Credit Agreement, dated as of April 18, 2000, among the operating partnership, the general partnership, Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as agent, and the other financial institutions party thereto.

   "Credit Facilities" means, one or more debt facilities (including, without limitation, the facilities evidenced by the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Designation Amount" means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

   (1) the net book value of all assets of the Subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

   (2) the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

   "Equity Offering" means a public offering or private placement of partnership interests (other than interests that are mandatorily redeemable) of:

   (1) any entity that directly or indirectly owns equity interests in the partnership, to the extent the net proceeds are contributed to the partnership;

   (2) any Subsidiary of the partnership to the extent the net proceeds are distributed, paid, lent or otherwise transferred to the partnership that results in the net proceeds to the partnership of at least $20 million; or

   (3) the partnership.

   A private placement of partnership interests will not be deemed an Equity Offering unless net proceeds of at least $20 million are received.

   "Existing Notes" means the operating partnership's (1) $109,000,000 principal amount of 6.99% Senior Notes, Series A, due August 1, 2005, (2) $37,000,000 principal amount of 7.08% Senior Notes, Series B, due August 1, 2006, (3) $52,000,000 principal amount of 7.12% Senior Notes, Series C, due August 1, 2008, (4) $82,000,000 principal amount of 7.24% Senior Notes, Series D, due August 1, 2010, (5) $70,000,000 principal amount of 7.42% Senior Notes, Series E, due August 1, 2013, (6) $21,000,000 principal amount of 8.68% Senior Notes, Series A, due August 1, 2006, (7) $90,000,000 principal amount of 8.78% Senior Notes, Series B, due August 1, 2007, and (8) $73,000,000 principal amount of 8.87% Senior Notes, Series C, due August 1, 2009.

   "Flow-Through Acquisition" means an acquisition by the general partner or its parent from a Person that is not an Affiliate of the general partner, its parent or the partnership, of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of the Person owning such assets) in a permitted line of business, which is promptly sold, transferred or contributed by the general partner or its parent to the partnership or one of its Subsidiaries.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, which are in effect on the date of the indenture.

   "Growth Related Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

   "Indebtedness" means, as applied to any Person, without duplication:

   (1) (a) any indebtedness for borrowed money and (b) all obligations evidenced by any (i) bond, note, debenture or other similar instrument or (ii) letter of credit, or reimbursement agreements in respect thereof, but only for any drawings that are not reimbursed within five Business Days after the date of such drawings, which in each case the Person has, directly or indirectly, created, incurred or assumed;

   (2) any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any lien in respect of property owned by the Person, whether or not the Person has assumed or become liable for the payment of the indebtedness; provided, that the amount of the indebtedness, if the Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time, as determined in good faith by the Person of the property subject to the lien;

   (3) any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business) with respect to which the Person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or business acquired by, or service performed on behalf of, the Person, whether by purchase, consolidation, merger or otherwise;

   (4) the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the Person;

   (5) all Attributable Debt of the Person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

   (6) any indebtedness of any other Person of the character referred to in the foregoing clauses (1)-(5) of this definition with respect to which the Person whose indebtedness is being determined has become liable by way of a guarantee; and

   (7) all Redeemable Capital Stock of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

   For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Redeemable Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and if the price is based upon, or measured by, the fair market value of the Redeemable Capital Stock, the fair market value shall be determined in good faith by the board of directors of the issuer of the Redeemable Capital Stock. For purposes hereof, the term "Indebtedness" shall not include (x) accrual of interest, the accretion of accreted value and the payment of interest or any other similar incurrence by the partnership or its Restricted Subsidiaries related to Indebtedness otherwise permitted in the indenture, (y) indebtedness under any hedging arrangement which provides for the right or obligation to purchase, sell or deliver any currency, commodity or security at a future date for a specified price entered into to protect such Person from fluctuations in prices or rates, including currencies, interest rates, commodity prices, and securities prices, including without limitation indebtedness under any interest rate or commodity price swap agreement, interest rate cap agreement, interest rate collar agreement or any forward sales arrangements, calls, options, swaps, or other similar transactions or any combination thereof, including, or (z) any Accounts Receivable Securitization.

   "Interim Capital Transactions" means (1) borrowings, refinancings or refundings of Indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the partnership or the operating partnership, (2) sales of Capital Stock of the partnership by the partnership or the operating partnership and (3) sales or other voluntary or involuntary dispositions of any assets of the partnership or the operating partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including, without limitation, receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the partnership.

   "Investment" means as applied to any Person:

   (1) any direct or indirect purchase or other acquisition by the Person of stock or other securities of any other Person; or

   (2) any direct or indirect loan, advance or capital contribution by the Person to any other Person and any other item which would be classified as an "investment" on a balance sheet of the Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by the Person of property or assets to a joint venture, partnership or other business entity in which the Person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the Person of assets of any other Person, other than stock or other securities, shall not constitute an "Investment" for purposes of the indenture.

   The amount classified as Investments made during any period shall be the aggregate cost to the partnership and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on the Investments or as loans from any Person in whom the Investments have been made.

   "Net Amount of Unrestricted Investment" means, without duplication, the sum of:

   (1) the aggregate amount of all Investments made after the date of the indenture pursuant to clause (3) of the definition of Permitted Investment, computed as provided in the last sentence of the definition of Investment; and

   (2) the aggregate of all Designation Amounts in connection with the designation of unrestricted subsidiaries, less all Designation Amounts in respect of unrestricted subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

   "Net Proceeds" means, with respect to any asset sale or sale of Capital Stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the partnership or any of its Restricted Subsidiaries, net of:

   (1) brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

   (2) provisions for all taxes payable as a result of the Asset Sale;

   (3) amounts required to be paid to any Person, other than the partnership or any Restricted Subsidiary of the partnership, owning a beneficial interest in the assets subject to the Asset Sale;

   (4) appropriate amounts to be provided by the partnership or any Restricted Subsidiary of the partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the partnership or any Restricted Subsidiary of the partnership, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

   (5) amounts applied to the repayment of Indebtedness in connection with the asset or assets acquired in the Asset Sale, including any transaction costs and expenses associated therewith and any make-whole or other premium owed in connection with such repayment.

   "Permitted Investments" means any of the following:

   (1) Investments made or owned by the partnership or any Restricted Subsidiary in:

      (a) marketable obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

      (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") and its successors or Moody's Investors Service, Inc. ("Moody's") and its successors;

      (c) commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody's;

      (d) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada;

          . the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's;

          . the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's ("Permitted Banks");

      (e) eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

      (f) bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks; and

      (g) obligations of the type described in clauses (a) through (e) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

   (2) the acquisition by the partnership or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person located in the United States, Mexico or Canada and engaged in substantially the same business as the partnership such that, upon the completion of such transaction or series of transactions, the Person becomes a Restricted Subsidiary;

   (3) the making or ownership by the partnership or any Restricted Subsidiary of Investments (in addition to any other Permitted Investments) in any Person incorporated or otherwise formed pursuant to the laws of the United States, Mexico or Canada or any state thereof which is engaged in the United States, Mexico or Canada; provided, that the aggregate amount of all such Investments made by the partnership and its Restricted Subsidiaries following the date of the indenture and outstanding pursuant to this third clause shall not at any date of determination exceed 7.5% of Total Assets;

   (4) the making or ownership by the partnership or any Restricted Subsidiary of Investments:

      (a) arising out of loans and advances to employees incurred in the ordinary course of business;

      (b) arising out of extensions of trade credit or advances to third parties in the ordinary course of business; or

      (c) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

   (5) the creation or incurrence of liability by the partnership or any Restricted Subsidiary, with respect to any guarantee constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

   (6) the creation or incurrence of liability by the partnership or any Restricted Subsidiary with respect to any hedging agreements or arrangements;

   (7) the making by any Restricted Subsidiary of Investments in the partnership or another Restricted Subsidiary and the making by the partnership of Investments in any Restricted Subsidiary;

   (8) the making or ownership by the partnership or any Restricted Subsidiary of Investments in the operating partnership;

   (9) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of the partnership or any Restricted Subsidiary; and

  (10) the creation or incurrence of liability by the partnership or any Restricted Subsidiary or the making or ownership by the partnership or any Restricted Subsidiary of Investments in any Person with respect to any Accounts Receivable Securitization.

   "Permitted Liens" means any of the following:

   (1) liens for taxes, assessments or other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

   (2) liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

      (a) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

      (b) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

   (3) liens, other than any lien imposed by the Employee Retirement Income Security Act of 1974, as may be amended from time to time, incurred or deposits made in the ordinary course of business:

      (a) in connection with workers' compensation, unemployment insurance and other types of social security; or

      (b) to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

   (4) other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

   (5) liens securing reimbursement obligations under letters of credit, provided in each case that such liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

   (6) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

   (7) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either are granted, entered into or created in the ordinary course of the business of the partnership or any Restricted Subsidiary or do not materially impair the value or intended use of the property covered thereby;

   (8) liens on property or assets of any Restricted Subsidiary securing Indebtedness of the Restricted Subsidiary owing to the partnership or a Restricted Subsidiary;

   (9) liens on assets of the partnership or any Restricted Subsidiary existing on the date of the indenture;

  (10) liens on personal property leased under leases entered into by the partnership or its Restricted Subsidiaries which are accounted for as operating leases in accordance with GAAP;

  (11) liens securing Indebtedness arising under an Accounts Receivable Securitization (including the filing of any related financing statements naming the partnership or any Restricted Subsidiary as the debtor thereunder in connection with the sale of accounts receivable by the partnership, the operating partnership or any Restricted Subsidiary to an SPE in connection with any such permitted Accounts Receivable Securitization);

  (12) liens securing Indebtedness incurred in accordance with:

      (a) clauses (4), (5) and (7) of the definition of Permitted Indebtedness; and

      (b) Indebtedness otherwise permitted to be incurred under the "Limitation on Additional Indebtedness" covenant to the extent incurred:

          (i) to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the partnership and the Restricted Subsidiaries in accordance with GAAP) of, or additions including additions by way of acquisitions of businesses and related assets to, the assets and property of the partnership and its Restricted Subsidiaries; or

         (ii) by assumption in connection with additions including additions by way of acquisition or capital contributions of businesses and related assets to the property and assets of the partnership and its Restricted Subsidiaries; provided, that, in the case of Indebtedness incurred in accordance with clauses (b) and (c) above, the principal amount of the

              Indebtedness does not exceed the lesser of the cost to the partnership and its Restricted Subsidiaries of the additional property or assets and the fair market value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by an authorized financial officer of the general partner;

  (13) liens existing on any property of any Person at the time it becomes a Subsidiary of the partnership, or existing at the time of acquisition upon any property acquired by the partnership or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the partnership or the Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a "Purchase Money Lien") of property including, without limitation, Capital Stock and other securities acquired by the partnership or a Restricted Subsidiary; provided, that:

      (a) the lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property;

      (b) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

          (i) the cost to the partnership and the Restricted Subsidiaries of the property; and

         (ii) the fair market value of the property at the time of the acquisition thereof as determined in good faith by an authorized financial officer of the general partner;

      (c) the Purchase Money Lien shall be created not later than 360 days after the acquisition of the property; and

      (d) the lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the Person's becoming a Subsidiary of the partnership or the acquisition of property by the partnership or any Subsidiary;

  (14) easements, exceptions or reservations in any property of the partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the partnership or any Restricted Subsidiary;

  (15) liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the operating partnership's Existing Notes and the Credit Agreement;

  (16) liens securing any Indebtedness of the operating partnership; and

  (17) any lien renewing or extending any lien permitted by clauses (9) through
       (13) and (15) and (16) above; provided, that, the principal amount of the Indebtedness secured by any such lien shall not exceed the principal amount of the Indebtedness outstanding immediately prior to the renewal or extension of the lien, and no assets encumbered by the lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

   "Permitted Refinancing Indebtedness" means Indebtedness incurred by the partnership or any Restricted Subsidiary to substantially and concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the partnership or any Restricted Subsidiary or any other Indebtedness incurred by the partnership or any Restricted Subsidiary pursuant to the "Limitation on Additional Indebtedness" covenant, to the extent:

   (1) the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced (plus the amount of all expenses and premiums incurred in connection therewith);

   (2) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the notes than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

   (3) with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and stated maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the partnership.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

   "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock (other than the Common Units and Senior Units) of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person; provided, that any limited partnership interest of the partnership will not be considered Preferred Stock.

   "Principal" means James E. Ferrell.

   "Redeemable Capital Stock" means any shares of any class or series of Capital Stock (excluding, but not limited to, the Senior Units and Common Units issued by the partnership), that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the stated maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the principal of the notes, or is convertible into or exchangeable for debt securities at any time prior to the stated maturity of the principal of the notes.

   "Related Party" means any of the following:

   (1) any immediate family member or lineal descendant of the Principal;

   (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1);

   (3) the Ferrell Companies, Inc. Employee Stock Ownership Trust ("FCI ESOT");

   (4) any participant in the FCI ESOT whose account has been allocated shares of Ferrell Companies, Inc.;

   (5) Ferrell Companies, Inc.; or

   (6) any Subsidiary of Ferrell Companies, Inc.

   "Restricted Subsidiary" means a Subsidiary of the partnership, which, as of the date of determination, is not an Unrestricted Subsidiary of the partnership.

   "Senior Units" means the units representing limited partner interests of the partnership, having the rights and obligations specified with respect to Senior Units of the partnership.

   "SPE" shall mean any special purpose Unrestricted Subsidiary established in connection with any Accounts Receivable Securitization.

   "Subsidiary" means, with respect to any specified Person:

   (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

   (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

   "Synthetic Lease" means any lease (1) which is accounted for by the lessee as an operating lease and (2) under which the lessee is intended to be the "owner" of the leased property for federal income tax purposes.

   "Termination Capital Transactions" means any sale, transfer or other disposition of property of the partnership or the operating partnership occurring upon or incident to the liquidation and winding up of the partnership and the operating partnership.
   "Total Assets" means, as of any date of determination, the consolidated total assets of the partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the partnership and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

   "Unrestricted Subsidiary" means (y) Ferrellgas Receivables, LLC, and (z) any other Person (other than operating partnership or Ferrellgas Partners Finance Corp.) that is designated as such by the general partner; provided, that no portion of the Indebtedness of such Person:

   (1) is guaranteed by the partnership or any Restricted Subsidiary;

   (2) is recourse to or obligates the partnership or any Restricted Subsidiary in any way; or

   (3) subjects any property or assets of the partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

   Notwithstanding the foregoing, the partnership or a Restricted Subsidiary may guarantee or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary, but only to the extent that the partnership or a Restricted Subsidiary would be permitted to:

   (1) make an Investment in the Unrestricted Subsidiary pursuant to the third clause of the definition of Permitted Investments; and

   (2) incur the Indebtedness represented by the guarantee or agreement pursuant to the first paragraph of the section entitled "--Limitation on Additional Indebtedness." The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to the designation there exists no Event of Default or event which after notice or lapse or time or both would become an Event of Default, and if the Unrestricted Subsidiary has, as of the date of the designation, outstanding Indebtedness other than Permitted Indebtedness, the partnership could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

   Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if the Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary.

   "Weighted Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

   (1) The sum of the products obtained by multiplying:

      (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

      (b) the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

   (2) The then outstanding principal amount of the Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

       DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCIAL OBLIGATIONS

                              Other Indebtedness

9 3/8% Senior Secured Notes

   We currently have outstanding $160 million aggregate principal amount of 9 3/8% Senior Secured Notes due 2006. We issued these 9 3/8% notes pursuant to an indenture dated as of April 26, 1996, with U.S. Bank, N.A. (formerly known as American Bank National Association) as trustee. These 9 3/8% notes are senior obligations, are secured by our interest in our operating partnership and rank senior in right of payment to all of our existing and future subordinated indebtedness and equal in right of payment with all of our existing and future senior indebtedness. With the proceeds from this offering, we anticipate repurchasing and retiring these 9 3/8% notes pursuant to a tender offer we are conducting simultaneously with this offering. To the extent any of the 9 3/8% notes are not tendered, we anticipate redeeming these remaining
9 3/8% notes pursuant to the indenture governing the 9 3/8% notes. For more details regarding the repurchase and possible redemption of the 9 3/8% notes, see the section entitled "Use of Proceeds."

Bank Credit Facility

   Our operating partnership, with our general partner serving as a co-obligor, has in place a credit facility with a group of commercial banks. This bank credit facility consists of:

  . a $40 million revolving credit facility available for working capital purposes; and

  . a $117 million revolving credit facility for working capital purposes, acquisitions, capital expenditures and other general partnership purposes.

   As of April 30, 2002, our operating partnership had no outstanding loans under the bank credit facility. This facility will terminate on June 30, 2003 unless extended or renewed.

   Our operating partnership's obligations under the bank credit facility are senior unsecured obligations and will be structurally senior to your claims as a holder of the notes being offered herein. At our operating partnership's option, the loans made under the bank credit facility bear interest either at a base rate of, as of April 30, 2002, 4.75% plus a margin varying from 0.25% to 1.25%, or at the London Interbank Offered Rate of, as of April 30, 2002, 1.80% plus a margin varying from 1.25% to 2.25%. This bank credit facility contains various affirmative and negative covenants and default provisions, including covenants and provisions similar to those contained in the agreements governing the operating partnership's notes described below, as well as requirements with respect to the maintenance of specified financial ratios and limitations on the making of loans and investments.

Operating Partnership's Notes

   Our operating partnership currently has $534 million aggregate principal amount of senior unsecured notes outstanding. We issued $350 million aggregate principal amount of these notes in 1998 and the remaining $184 million aggregate principal amount in 2000. These operating partnership notes will be structurally senior to your claims as a holder of the notes being offered herein.

   The operating partnership notes have maturity dates ranging from 2005 to 2013, and bear interest at rates ranging from 6.99% to 8.87%. These notes require annual aggregate principal payments, without premium, during the following calendar years of approximately:

  .   $109 million--2005;

  .   $ 58 million--2006;

  .   $ 90 million--2007;

  .   $ 52 million--2008;

  .   $ 73 million--2009;

  .   $ 82 million--2010; and

  .   $ 70 million--2013.

   Our operating partnership may, at its option, offer to prepay, and upon the disposition of assets may be required to prepay, in whole or in part, the operating partnership notes. Any such prepayment will require the payment of a premium in addition to the payment of principal and accrued but unpaid interest.

   The agreements governing the operating partnership notes contain various negative and affirmative covenants that limit our ability and the ability of the operating partnership to, among other things:

  .   incur additional indebtedness;

  .   engage in transactions with affiliates;

  .   incur liens;

  .   sell assets;

  .   make restricted payments;

  .   enter into business combinations and asset sale transactions; and

  .   engage in other lines of business.

   These agreements also require our operating partnership to satisfy various financial conditions. In the event of a default under the operating partnership notes, the holders of the operating partnership notes may accelerate the maturity thereof and cause all outstanding amounts thereunder to become immediately due and payable.

   Our operating partnership is permitted to make quarterly cash distributions to us so long as each distribution does not exceed a specified amount, the operating partnership meets a specified financial ratio and no default exists or would result from such distribution.

                          Other Financial Obligations

   Our operating partnership utilizes a 364-day accounts receivable securitization facility for the purpose of providing it with additional short-term working capital funding, especially during the winter heating months. As part of this facility, our operating partnership transfers an interest in a pool of its trade accounts receivable to Ferrellgas Receivables, LLC, a wholly-owned, unconsolidated, qualifying special purpose subsidiary of our operating partnership, which in turn sells this interest to a commercial paper conduit of Bank One, NA (or, if the commercial paper conduit declines to purchase the interest in the trade accounts receivables, then such interest will be sold directly to Bank One, NA as the sole purchaser under the facility).

   Neither we nor our operating partnership provide any guarantee or similar support with respect to the collectability of these accounts receivables. Our operating partnership remits daily to Ferrellgas Receivables funds collected on its pool of trade accounts receivables. Based on the twelve-month period ending April 30, 2002, this accounts receivable securitization facility provided additional working capital liquidity to our operating partnership at interest rates approximately 0.5% lower than borrowings from our operating partnership's credit facility. The level of funding available under the facility is currently limited to the lesser of $60,000,000 or qualified trade accounts receivable. As of April 30, 2002, there was no funding under the accounts receivable securitization facility. This facility was renewed effective September 25, 2001 for a 364-day commitment with Bank One, NA. In accordance with SFAS No. 140, these transactions are reflected on the operating partnership's consolidated financial statements as a sale of accounts receivable and an investment in an unconsolidated subsidiary.

   In December 1999, our operating partnership entered into a $25 million operating lease involving a portion of its customer tanks. Also in December 1999, our operating partnership assumed a $135 million operating lease involving a portion of the customer tanks related to the Thermogas acquisition. Both operating leases utilize a structure referred to as a synthetic operating lease, using a special purpose entity as lessor and our operating partnership as lessee; thus, the assets and liabilities of the special purpose entities are not included on the operating partnership's consolidated balance sheet. The agreements governing these operating leases contain covenants and default provisions similar to those contained in the agreements governing the operating partnership notes and its bank credit facility as well as specified requirements with respect to the maintenance of financial ratios. Both operating leases have terms that expire June 30, 2003, if they are not extended or renewed. Annual lease payments under these two operating lease facilities were, respectively, $15.1 million and $10.0 million for our fiscal year 2001 and the twelve-month period ended April 30, 2002.

   Additionally, our operating partnership maintains various non-cancelable operating leases with respect to property, computers, light and medium duty trucks, tractors and trailers. The following table summarizes our operating partnership's future minimum rental commitments under these non-cancelable operating lease agreements (including the tank and equipment operating leases discussed above) as of April 30, 2002. This summary presents the future minimum rental payments and, should our operating partnership elect to do so, the buyout amounts necessary to purchase the underlying assets at the end of the lease terms.

                                    Future Minimum Rental and Buyout Amounts
                                                 (in thousands)
                                 ----------------------------------------------
                                          Less than                     After 5
                                  Total    1 year   1-3 years 4-5 years  years
                                 -------- --------- --------- --------- -------
Operating Leases--Rental Payment $ 77,092  $28,216  $ 29,190   $14,192  $5,494
Operating Leases--Buyouts.......  185,360    5,889   168,194     8,706   2,571

                    BOOK ENTRY, DELIVERY AND FORM OF NOTES

Global Notes

   We will issue each note in denominations of $1,000 and in fully registered form without coupons. Each note will be represented by a global note registered in the name of a nominee of the depositary. Except as set forth in this prospectus supplement, the notes will be issuable only in global form. Upon issuance, all notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between the depositary and the trustee. Your beneficial interest in a note will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on the notes represented by a global note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company, often referred to as DTC, will be the initial depositary.

   We have provided the following descriptions of the operations and procedures of DTC and its participants solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them from time to time. Neither we, the underwriters, the trustee nor the paying agent take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

   In addition, neither we, the trustee nor the paying agent will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We, the trustee and the paying agent may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

The Depositary

   DTC has advised us that:

  . DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act;

  . DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates;

  . direct participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations;

  . DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

  . access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

  . the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Ownership of Global Notes

We expect that under procedures established by DTC:

  . upon deposit of the global notes with DTC or its nominee, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  . ownership of beneficial interests in the notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants.

   Ownership of beneficial interests in a global note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in notes represented by a global note will be limited to participants or persons that hold interests through participants.

   So long as the depositary for a global note, or its nominee, is the registered owner of the global note, the depositary or its nominee will be considered the sole owner or holder of the notes represented by a global note for all purposes under the indenture. Except as provided below, as the owner of beneficial interests in notes represented by a global note or global notes, you:

  . will not be entitled to register the notes represented by a global note in your name;

  . will not receive or be entitled to receive physical delivery of notes in definitive form; and

  . will not be considered the owner or holder of the notes under the indenture.

   The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. Therefore, the limits and restrictions listed above may impair your ability to transfer beneficial interests in a global note. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

   We understand that under existing policy of the depositary and industry practices, if:

  .   we request any action of holders; or

  . you desire to give notice or take action which a holder is entitled to under the indenture or a global note,

the depositary would authorize the participants holding the beneficial interests to give the notice or take the action. Accordingly, if you are a beneficial owner that is not a participant, you must rely on the procedures of the depositary or on the procedures of the participant as well as the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to exercise any rights of a holder under the indenture or a global note or to give notice or take action.

   To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of global notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes. DTC's records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Neither DTC nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

   A beneficial owner will give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant's interest in the book-entry notes, on the depositary's records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by a direct participant on the depositary's records.

Payments

   We will make payments of principal of, premium, if any, and interest, if any, on the notes represented by a global note through the trustee to the depositary or its nominee, as the registered owner of a global note. So long as the notes are represented by global notes registered in the name of DTC or its nominee, all payments will be made by us in immediately available funds. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the global note. We also expect that payments by participants to owners of beneficial interests in a global note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants. However, these payments will be the sole responsibility of the participant.

   Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Certificated Notes

   We will issue certificated notes in exchange for all the global notes if:

  . DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days; or

  . we determine in our sole discretion to not have the notes represented by the global notes.

   In either instance, you, as an owner of a beneficial interest in a global note, will be entitled to have certificated notes equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated notes. The certificated notes will be registered in the name or names as the depositary shall instruct the trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the global notes. The certificated notes will be issued in denominations of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

Settlement Procedures

   Initial settlement of the notes will be made by the underwriters in immediately available funds. So long as the notes are represented by global notes registered in the name of DTC or its nominee, secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and procedures and will be settled in immediately available funds using DTC's same-day funds settlement system. No assurance though can be given as to the effect, if any, of settlement in immediately available funds on the trading activity of the notes.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated September    , 2002, we have agreed to sell to each of the
underwriters named in the table below, and each of the underwriters has severally agreed to purchase, the following principal amount of notes:

                                                      Principal
              Underwriters                             Amount
              ------------                           ------------
              Credit Suisse First Boston Corporation $
              Banc of America Securities LLC........
              Banc One Capital Markets, Inc.........
              BNP Paribas Securities Corp...........
              Wells Fargo Brokerage Services, LLC...
                                                     ------------
                 Total.............................. $170,000,000
                                                     ============

   The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

   The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group
members at that price less a selling concession of   % of the principal amount
per note. The underwriters and selling group members may allow a discount of % of the principal amount per note on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

   The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments, which the underwriters may be required to make in that respect.

   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes that the underwriters are obligated to purchase, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

   These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

   We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus
supplement, which will be the            business day following the date of
pricing of the notes (this settlement cycle being referred to as "T+ "). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date specified on the cover page of this prospectus supplement or
the next          succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date specified on the cover
page of this prospectus supplement or the next          succeeding business
days should consult their own advisors.

                      WHERE YOU CAN FIND MORE INFORMATION

   You may request a copy of any of the documents we have incorporated by reference in this prospectus supplement as described in the section entitled "Where You Can Find More Information" on page 3 of the accompanying base prospectus at no cost to you by writing or telephoning us at the following address:

                           Ferrellgas Partners, L.P.
                               One Liberty Plaza
                            Liberty, Missouri 64068
                         Attention: Investor Relations
                                (816) 792-0203

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the notes will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas and Mayer, Brown, Rowe & Maw, Houston, Texas. Certain legal matters with respect to the notes will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedules as of July 31, 2000 and 2001, and for each of the three years in the period ended July 31, 2001, incorporated in this prospectus supplement and the accompanying base prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended July 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

   The consolidated balance sheets of Ferrellgas, Inc. and subsidiaries as of July 31, 2000 and 2001, incorporated in this prospectus supplement and the accompanying base prospectus by reference to our Current Report on Form 8-K filed on December 12, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

   The statements of sold net assets of the businesses of Thermogas Company, a wholly-owned subsidiary of Williams Natural Gas Liquids, Inc., as of September 30, 1999 and December 31, 1998, and the related statements of operations for the nine-month period ended September 30, 1999 and the years ended December 31, 1998 and 1997, incorporated in this prospectus supplement and the accompanying base prospectus by reference to Amendment No. 1 to our Current Report on From 8-K/A filed on March 1, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

PROSPECTUS

                                 $300,000,000

                           Ferrellgas Partners, L.P.
                       Ferrellgas Partners Finance Corp.

                                 Common Units
                         Deferred Participation Units
                                   Warrants
                                Debt Securities

                               -----------------

WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                               -----------------

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

   The Common Units are traded on the New York Stock Exchange under the symbol "FGP".

   We will provide information in the prospectus supplement for the expected trading market, if any, for the Deferred Participation Units, Warrants and Debt Securities.

   Our executive offices are located at One Liberty Plaza, Liberty, Missouri 64068, and our telephone number is (816) 792-1600.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 5, 1999.

                               TABLE OF CONTENTS

            Who We Are..........................................  2
            About this Prospectus...............................  2
            Where You Can Find More Information.................  3
            Forward-Looking Statements..........................  4
            Risk Factors........................................  5
            Ferrellgas.......................................... 16
            Conflicts of Interest and Fiduciary Responsibilities 17
            Ratio of Earnings to Fixed Charges.................. 19
            Description of Units................................ 20
            Description of Warrants............................. 23
            Description of Debt Securities...................... 25
            Tax Considerations.................................. 35
            Use of Proceeds..................................... 49
            Plan of Distribution................................ 49
            Legal Matters....................................... 50
            Experts............................................. 50

                                  WHO WE ARE

   We are a publicly traded Delaware limited partnership engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids in the United States. We believe that we are the second largest retail marketer of propane in the United States (as measured by retail gallons sold). We currently serve more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 563 retail outlets with 302 satellite locations in 38 states. Our retail propane business consists of selling propane to retail (primarily residential) customers. We purchase this propane in the contract and spot markets, primarily from major oil companies, and then transport it to our retail distribution outlets and then to tanks located on our customers' premises and to portable propane cylinders. Through our natural gas liquids trading operations and wholesale marketing, we believe that we are one of the largest independent marketers of propane and natural gas liquids in the United States.

   As used in this prospectus, "we," "us," "our," "Ferrellgas," and the "Partnership" means Ferrellgas Partners, L.P. and, unless the context requires otherwise, includes our subsidiary operating partnership, Ferrellgas, L.P., and our wholly owned subsidiary Ferrellgas Partners Finance Corp. Our subsidiary operating partnership is sometimes referred to in this prospectus as the "Operating Partnership."

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, we may sell the Common Units, Deferred Participation Units, Warrants and Debt Securities described in this prospectus, in one or more offerings up to a total dollar amount of $300,000,000. The Common Units, Deferred Participation Units, Warrants and Debt Securities are sometimes referred to in this prospectus as the "Securities." This prospectus provides you with a general description of us and the Securities. Each time we sell Securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of February 5, 1999. You should carefully read this prospectus, the prospectus supplement and the documents we have incorporated by reference under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and other reports and other information with the SEC. You may read and download our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also access additional information about us at our website at http://www.ferrellgas.com.

   Because the Common Units are traded on the New York Stock Exchange ("NYSE"), we also provide information to the NYSE. You may obtain our reports and other information at the offices of the NYSE at 20 Broad Street, New York, New York 10002.

   The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. The documents listed below are incorporated by reference:

    . our annual report on Form 10-K for the year ended July 31, 1998;

    . our quarterly report on Form 10-Q for the quarter ended October 31, 1998;

    . our current report on Form 8-K dated August 5, 1998;

    . the description of the Common Units in our registration statement on Form
      8-A filed on May 12, 1994 and any amendments or reports filed to update the description;

    . all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before the registration statement becomes effective; and

    . all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

   If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

   Ferrellgas Partners, L.P.
   One Liberty Plaza
   Liberty, MO 64068
   Attention: Theresa A. Schekirke
   (816) 792-0203

   You should rely only on the information contained in this prospectus, the prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

                          FORWARD-LOOKING STATEMENTS

   Some information in this prospectus, the prospectus supplement and the documents we have incorporated by reference may contain forward-looking statements. Such statements use forward-looking words such as "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss future expectations or contain projections. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

    . the effect of weather conditions on demand for propane;

    . price and availability of propane supplies;

    . the availability of capacity to transport propane to market areas;

    . competition from other energy sources and within the propane industry;

    . operating risks incidental to transporting, storing, and distributing propane;

    . changes in interest rates;

    . governmental legislation and regulations;

    . energy efficiency and technology trends;

    . our ability to acquire other retail propane distributors and successfully integrate them into our existing operations and make cost saving changes;

    . our ability to obtain new customers and retain existing customers;

    . the condition of the capital markets in the United States; and

    . the political and economic stability of the oil producing nations of the world.

   In addition, our classification as a partnership for federal income tax purposes means that generally we do not pay federal income taxes on our net income. We are relying on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service, as to our proper classification for federal income tax purposes. See "Tax Considerations."

   When considering forward-looking statements, you should keep in mind the risk factors described in "Risk Factors" below. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update any forward-looking statement or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

   You should consider the above information when reviewing any forward-looking statements in:

    . this prospectus;

    . the prospectus supplement;

    . any documents incorporated in this prospectus by reference;

    . press releases; or

    . oral statements made by us or any of our officers or other persons acting on our behalf.

                                 RISK FACTORS

   Before you invest in our Securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference before buying our Securities.

   If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected. In such event, we may be unable to make distributions to our unitholders or pay interest on or the principal of any Debt Securities, the trading price of our Securities could decline, and you may lose all or part of your investment.

Risks Inherent in Our Business

  Weather conditions affect the demand for propane

   Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many of our customers rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1998, approximately 67% of our retail propane volume was attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, which may significantly affect our financial performance. Furthermore, variations in weather in one or more regions in which we operate can significantly affect the total volume of propane that we sell and the profits realized on these sales. A negative effect on our sales volume may in turn affect our results of operations. The agricultural demand for propane is also affected by weather, as dry weather during the harvest season will reduce the demand for propane used in crop drying.

  We are subject to pricing and inventory risk

   We believe that one of the primary reasons we have been able to retain our retail customers has been our ability to deliver propane during periods of extreme demand. We engage in the brokerage and trading of propane and other natural gas liquids primarily to generate profit in addition to our retail and wholesale operations. We also engage in such activities to help insure the availability of propane during periods of short supply. Our trading policy places certain restrictions on our trading activity such as volume limitations, stop loss limits, time limits on contracts, and limitations on the ability to enter into certain derivative contracts. The volume and stop loss limits are applicable to both the individual product level and to our trading as a whole. Our trading policy also dictates that reports on our current trading positions are to be provided to management on a daily basis. In addition, our bank credit facility places limitations on our ability to modify our trading policy. Certain of these limits may be waived on a case by case basis with the authorization of senior management of our general partner. From time to time, such authorization has been obtained to allow certain trading positions to exceed our trading policy limits. If we sustain material losses from our trading operations, our ability to make distributions to our unitholders or pay interest on or principal of any Debt Securities may be adversely affected.

   While we generally attempt to minimize our inventory risk by purchasing propane on a short-term basis, depending on inventory and price outlooks, we may purchase and store propane or other natural gas liquids. We may purchase large volumes of propane during periods of low demand and accordingly, low prices, which generally occur during the summer months, at the then current market price. Because of the potential volatility of propane prices, if we make such purchases, the market price for propane could fall below the price at which we made the purchases which would adversely affect our profits or cause sales from such inventory to be unprofitable.

   In the retail propane business, the amount of gross profit we make depends on the excess of the sales price over our propane supply costs. Consequently, our profitability is sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. We have no control over these market conditions. Consequently, the unit price for the propane we purchase can change rapidly over a short period of time. A percentage of our propane sales (approximately 15% in fiscal 1998 based on total retail gallons sold) are pursuant to fixed-price contracts. In order to manage these fixed price sale commitments, we enter into certain propane purchase contracts with our suppliers whereby the volume, price and date of delivery have been mutually determined. We enter into these agreements to purchase propane at volume levels that we believe are necessary to mitigate the price risk related to our anticipated fixed price sales volumes. If our retail customers do not purchase volumes that are anticipated pursuant to their fixed price sales contracts, we will still be obligated to purchase the volumes established under the purchase contracts we have entered into with our suppliers. Such a scenario may cause us to incur losses if the price of propane declines prior to the sale to other retail customers. In general, product supply contracts permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points. As it may not be possible to immediately pass on to customers any rapid increases in the wholesale cost of propane, such increases could reduce our gross profit.

  The retail propane business is highly competitive

   Our profitability is affected by the competition for customers among all of the participants in the retail propane business. We compete with a number of large national and regional firms and several thousand small independent firms. Because of the relatively low barriers to entry into the retail propane market, there is potential for small independent propane retailers, as well as other companies (not necessarily then engaged in retail propane distribution) to compete with our retail outlets. As a result, we are always subject to the risk of additional competition in the future. Certain of our competitors may have greater financial resources than we do. Should a competitor attempt to increase market share by reducing prices, our financial condition and results of operations could be materially adversely affected. Generally, warmer-than-normal weather further intensifies competition. We believe that our ability to compete effectively depends on the reliability of our service, our responsiveness to customers and our ability to maintain competitive retail propane prices.

  The retail propane industry is a mature one

   The retail propane industry is a mature one, with only limited growth in total demand for the product foreseen. Based on information available from the Energy Information Administration, we believe the overall demand for propane has remained relatively constant over the past several years, with year-to-year industry volumes being impacted primarily by weather patterns. Therefore, our ability to grow within the industry is dependent upon our ability to acquire other retail distributors and the success of our marketing efforts to acquire new customers.

  We may not be successful in growing through acquisitions

   While our business strategy includes internal growth and start-ups of new customer service locations, our ability to grow our retail propane business will depend principally upon our ability to acquire other retail propane distributors and successfully integrate them into our existing operations and make cost saving changes. We cannot guarantee that we will be able to identify attractive acquisition candidates in the future, that we will be able to acquire such businesses on economically acceptable terms or successfully integrate them into our existing operations and make cost saving changes, that any acquisitions will not be dilutive to earnings and distributions to unitholders or that any additional debt incurred to finance acquisitions will not adversely affect our ability to make distributions to unitholders or service our existing debt. We are subject to certain covenants contained in our debt agreements that restrict our ability to incur indebtedness. In addition, to the extent that warm weather or other factors adversely affect our operating and financial results, our access to capital to finance acquisitions may be further limited.

  The retail propane business faces competition from other energy sources

   Propane competes with other sources of energy, some of which are less costly for equivalent energy value. We compete for customers against suppliers of electricity, natural gas and fuel oil. Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is generally a less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that were previously dependent upon propane. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other. We cannot predict the effect that the development of alternative energy sources might have on our operations.

  Energy efficiency and technology advances may affect demand for propane

   The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. We cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on our operations.

  We are subject to operating and litigation risks which may not be covered by insurance

   Our operations are subject to all operating hazards and risks normally incidental to the handling, storing and delivering of combustible liquids such as propane. As a result, we have been, and are likely to be, a defendant in various legal proceedings arising in the ordinary course of business. We will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, we cannot guarantee that such insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

Risks Inherent in an Investment in Us

  The distribution priority of holders of Common Units terminates at the end of the subordination period

   Assuming that the restrictions under our debt agreements are met, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our "Available Cash" to our partners. "Available Cash" is generally all of our cash receipts, less cash disbursements and adjustments for net changes in reserves. Currently the Common Units have the right to receive distributions of Available Cash from our operations in an amount equal to $0.50 per unit before any distributions of such Available Cash are made on our Subordinated Units. This priority right is scheduled to end when certain financial tests, which are related to generating cash from operations and distributing at least $0.50 per unit on all Common Units and Subordinated Units, are satisfied for each of three consecutive four quarter periods ending on or after July 31, 1999. If these financial tests are met, the Common Units and the Subordinated Units will thereafter share equally in distributions of Available Cash. We met these financial tests for the four quarter periods ended July 31, 1997 and July 31, 1998, however, there can be no assurance that we will meet the remaining financial tests in the four quarter period ended July 31, 1999. The period during which the Common Units have a priority right to distributions and in which the right of the Subordinated Units to distributions is subordinate is referred to as the subordination period.

  We may sell additional limited partner interests, diluting existing interests of unitholders

   Our partnership agreement generally allows us to issue additional limited partner interests and other equity securities. During the subordination period, however, the number of Common Units that we may issue is subject to certain limitations. These limitations do not apply to issuances in connection with acquisitions that are accretive. When we issue additional equity securities, your proportionate partnership interest will decrease. Such an issuance could negatively affect the amount of cash distributed to unitholders and the market price of Common Units. Issuance of additional Common Units will also diminish the relative voting strength of the previously outstanding units. Following the end of the subordination period there are no limits on the total number of Common Units or other equity securities that we may issue.

  The amount of our outstanding indebtedness is substantial and could have adverse consequences

   As of October 31, 1998, we had an aggregate of $546 million of long-term indebtedness (excluding current maturities). Our leverage could have important consequences to investors in the Securities. Our ability to make scheduled payments on, or refinance our existing indebtedness, or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. We believe that we will have sufficient cash flow from operations and available borrowings under our credit facility to service our indebtedness, although the principal amount of the Senior Notes and the Senior Secured Notes will likely need to be refinanced at maturity in whole or in part. A significant downturn in the propane industry or other development adversely affecting our cash flow, however, could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot guarantee that we will be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable. As of October 31, 1998, on a consolidated basis, we had outstanding approximately $70 million of indebtedness bearing interest at floating rates. In addition, pursuant to our credit facility, we had available an additional $52 million of borrowings, all of which would have borne interest at floating rates. Increases in interest rates following an offering of Debt Securities, if material, could adversely impact our ability to make payments in respect of the Debt Securities. We have entered into an interest rate collar agreement with a major bank effectively fixing the LIBOR component of $25.0 million notional principal amount of floating rate debt between 5.05% and 6.5%. This agreement expires in January 2001.

  We may have to refinance our indebtedness; our existing indebtedness must be repaid upon the occurrence of certain change of control events

   The $350 million in principal amount of Senior Notes issued by the Operating Partnership do not contain any sinking fund provision. Such indebtedness will be due according to the following schedule:

    . $109 million due 2005;

    . $37 million due 2006;

    . $52 million due 2008;

    . $82 million due 2010; and

    . $70 million due 2013.

   The $160 million in principal amount of Senior Secured Notes issued by the Partnership also contain no sinking fund provisions and such indebtedness will be due in 2006. Our Senior Secured Notes and the Senior Notes of the Operating Partnership are sometimes referred to in this prospectus as the "Notes." The Senior Secured Notes also provide that upon the occurrence of certain change of control events (including the failure by certain affiliates to control the General Partner, the removal of the General Partner as the sole general partner of the Partnership or the Operating Partnership, the liquidation or dissolution of the Partnership, the Operating Partnership or the General Partner or the transfer of all or substantially all the assets of the Partnership or the Operating Partnership to another entity), the holders of the Senior Secured Notes have the right to require the issuer to repurchase any or all of the outstanding Senior Secured Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. The Operating Partnership's bank credit facility also contains a provision requiring the Operating Partnership to repay all outstanding amounts under the credit facility within 30 days after the occurrence of certain change of control events similar to those contained in the Notes.

  Our debt agreements may limit our ability to make distributions to unitholders and our financial flexibility

   The indenture governing our Senior Secured Notes (the "Senior Secured Note Indenture") contains restrictive covenants that may limit or prohibit distributions to unitholders under certain circumstances. The indenture generally prohibits us from:

    . distributing amounts in excess of 100% of Available Cash for the immediately preceding fiscal quarter plus the lesser of (1) Available Cash for the 45 days following such fiscal quarter and (2) the amount of working capital that could have been borrowed on the last day of such fiscal quarter;

    . making any distributions to unitholders if an event of default exists or would exist when such distribution is made; and

    . making any distributions to unitholders if the fixed charge coverage ratio as defined in the indenture for the preceding four fiscal quarters is less than or equal to 2.0 to 1.0.

   As of October 31, 1998, the Partnership's fixed charge coverage ratio as defined in the indenture was 2.2 to 1.0.

   The Senior Secured Note Indenture also requires us to maintain certain financial ratios and contain restrictions on:

    . incurring additional debt;

    . entering into mergers, consolidations and sales of assets;

    . making investments; and

    . granting liens.

   The restrictive covenants in the indenture may prevent us from engaging in certain beneficial transactions.

  We are a holding company and our ability to repay indebtedness depends on the success of our subsidiary operating partnership

   We are a holding company and have no material operations and only limited assets. Accordingly, our ability to service our debt obligations will be entirely dependent upon the receipt of distributions from our subsidiary operating partnership. The Operating Partnership is restricted under the terms of its debt agreements from making distributions to us in the following situations, among others:

    . if a default or event of default exists or would result therefrom;

    . if its fixed charge coverage ratio as defined in the agreements for the preceding four fiscal quarters is less than or equal to 2.25 to 1.0;

    . if the amount of the distribution exceeds 100% of Available Cash for the immediately preceding fiscal quarter plus the lesser of (a) Available Cash for the 45 days following such fiscal quarter and (b) the amount of working capital that could have been borrowed on the last day of such fiscal quarter; or

    . if the Operating Partnership fails to meet the aggregate restricted payments test as defined in the agreements.

   As of October 31, 1998, the Operating Partnership's fixed charge coverage ratio as defined in such agreements was 3.27 to 1.0.

  Our indebtedness will be effectively subordinated to indebtedness and liabilities of our subsidiary operating partnership

   The Debt Securities will be effectively subordinated to claims of creditors (other than the Partnership) of the Operating Partnership. Claims of creditors (other than the Partnership) of the Operating Partnership, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of the Operating Partnership over the claims and equity interests of the Partnership and, thereby indirectly, the holders of indebtedness of the Partnership, including the Debt Securities.

  We are required to distribute available cash, limiting cash reserves available to service Debt Securities

   Assuming that the restrictions under our debt agreements are met, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our "Available Cash" to our partners. The timing and amount of distributions to our partners could significantly reduce the cash available to us to meet our future business needs and to pay future principal, interest and premium (if any), including liquidated damages, if any, on the Debt Securities. Prior to making any distribution on the Common Units, we must reimburse our general partner and its affiliates at cost for all expenses that they have incurred on our behalf. The reimbursement of such expenses and the payment of any such fees could adversely affect our ability to make distributions to our unitholders. The General Partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves for any proper purpose, including but not limited to reserves for the purpose of:

    . complying with the terms of any agreement or obligation of the Partnership (including the establishment of reserves) to fund the payment of interest and principal in the future;

    . providing for level distributions of cash notwithstanding the seasonality of our business; and

    . providing for future capital expenditures and other payments deemed by the General Partner to be necessary or advisable.

  Cash distributions are not guaranteed and may fluctuate with our performance and other external factors

   Although we distribute all of our Available Cash, we cannot guarantee the amounts of Available Cash that will be distributed to our unitholders. The actual amounts of Available Cash will depend upon numerous factors, including:

    . cash flow generated by operations;

    . required principal and interest payments on our debt;

    . the costs of acquisitions (including related debt service payments);

    . restrictions contained in debt instruments;

    . issuances of debt and equity securities;

    . fluctuations in working capital;

    . capital expenditures;

    . adjustments in reserves;

    . prevailing economic conditions; and

    . financial, business and other factors, a number of which will be beyond our control.

   Cash distributions are dependent primarily on cash flow, including from reserves and, subject to certain limitations, working capital borrowings and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when we record losses and might not be made during periods when we record profits.

  Potential change of control if Ferrell Companies, Inc. defaults on its outstanding indebtedness

   Ferrell Companies, Inc. ("FCI") owns all of the outstanding capital stock of the General Partner in addition to Common Units and Subordinated Units in the Partnership. FCI has pledged these securities to secure some of its debt. Presently, FCI's only source of income to pay such debt is dividends that FCI receives from the General Partner and distributions received on the Common Units and Subordinated Units. If FCI defaults on its debt, the lenders could acquire control of the General Partner and the Common Units and Subordinated Units owned by FCI.

Risks Arising from Our Partnership Structure and Relationships with Our General Partner

  Unitholders have certain limits on their voting rights; the General Partner manages and operates the Partnership

   The General Partner manages and operates the Partnership. Unlike the holders of common stock in a corporation, unitholders will have only limited voting rights on matters affecting our business. Unitholders will have no right to elect the General Partner on an annual or other continuing basis, and the General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding units (including Common Units and Subordinated Units owned by the General Partner and its affiliates) and upon the election of a successor general partner by the vote of the holders of not less than a majority of the outstanding Common Units. Because the General Partner and its affiliates own approximately 57% of the outstanding units, the General Partner cannot be removed without its consent.

  The General Partner will have a limited call right with respect to the limited partner interests

   If at any time less than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a unitholder may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.

  Unitholders may not have limited liability in certain circumstances and may be liable for the return of certain distributions

   The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right, or the exercise of the right by the unitholders as a group, to:
(1) remove or replace the General Partner, (2) make certain amendments to our partnership agreement, or (3) take other action pursuant to our partnership agreement constituted participation in the "control" of our business, then the unitholders could be held liable in certain circumstances for our obligations to the same extent as a general partner.

   In addition, under certain circumstances a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Unitholders will not be liable for assessments in addition to their initial capital investment in the Common Units. Under Delaware General Corporate Law, we may not make a distribution to you if the distribution causes all liabilities of the Partnership to exceed the fair value of the partnership's assets. Liabilities to partners on account of their partnership interests and non-recourse liabilities are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the Delaware law will be liable to the limited partnership for the distribution amount for three years from the distribution date. Under Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership. However, such an assignee is not obligated for liabilities unknown to him at the time he or she became a limited partner if the liabilities could not be determined from the partnership agreement.

  Persons owning 20% or more of the Common Units cannot vote

   Any Common Units held by a person that owns 20% or more of the Common Units cannot be voted. This limitation does not apply to the General Partner and its affiliates. This provision may:

    . discourage a person or group from attempting to remove the General
      Partner or otherwise change management; and

    . reduce the price at which the Common Units will trade under certain circumstances.

  The General Partner's liability to the Partnership and unitholders may be limited

   Our partnership agreement contains language limiting the liability of the General Partner to the Partnership and the unitholders. For example, our partnership agreement provides that:

    . the General Partner does not breach any duty to the Partnership or the unitholders by borrowing funds or approving any borrowing. The General Partner is protected even if the purpose or effect of the borrowing is to increase incentive distributions to the General Partner;

    . the General Partner does not breach any duty to the Partnership or the unitholders by taking any actions consistent with the standards of reasonable discretion outlined in the definitions of Available Cash and Cash from Operations contained in our partnership agreement; and

    . the General Partner does not breach any standard of care or duty by resolving conflicts of interest unless the General Partner acts in bad faith.

   The modifications of state law standards of fiduciary duty contained in our partnership agreement may significantly limit the ability of unitholders to successfully challenge the actions of the general partner as being a breach of what would otherwise have been a fiduciary duty. These standards include the highest duties of good faith, fairness and loyalty to the limited partners. Such a duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction for which it has a conflict of interest. Under our partnership agreement, the General Partner may exercise its broad discretion and authority in the management of the Partnership and the conduct of its operations as long as the General Partner's actions are in the best interest of the Partnership.

  The General Partner and its affiliates may have conflicts with the Partnership

   The directors and officers of the General Partner and its affiliates have fiduciary duties to manage the General Partner in a manner that is beneficial to its shareholder. At the same time, the General Partner has fiduciary duties to manage the Partnership in a manner that is beneficial to the Partnership. Therefore, the General Partner's duties to us may conflict with the duties of its officers and directors to its shareholder. Such conflicts of interest may arise with respect to the following matters, among others.

    . Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Common Units and other securities, and changes in reserves in any quarter can affect the amount of incentive distributions we pay to the General Partner.

    . We do not have any employees and rely solely on employees of the General
      Partner.

    . Under the terms of our partnership agreement, we will reimburse the General Partner and its affiliates for costs incurred in managing and operating our business, including costs incurred in rendering corporate staff and support services to us.

    . Our partnership agreement permits the General Partner to limit the liability of the Partnership in contractual arrangements to all or particular assets of the Partnership, thereby providing no recourse against the General Partner, even if we could have obtained more favorable terms without such limitations on the General Partner's liability.

    . Our partnership agreement provides that it is not a breach of the General
      Partner's fiduciary duties to us or our partners for affiliates of the General Partner to engage in activities, other than retail propane sales to end users in the continental United States, that compete with us.

  The General Partner can protect itself against dilution

   Whenever we issue equity securities to any person other than the General Partner and its affiliates, the General Partner has the right to purchase additional limited partnership interests on the same terms. This allows the General Partner to maintain its partnership interest in the Partnership. No other unitholder has a similar right. Therefore, only the General Partner may protect itself against dilution caused by issuance of additional equity securities.

Tax Risks

   For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

  Tax treatment is dependent on partnership status

   The availability to a unitholder of the federal income tax benefits of an investment in the Common Units depends, in large part, on our classification as a partnership for federal income tax purposes (unless the context otherwise requires, references in this subdivision to "us" are references to the Partnership and the Operating Partnership and not to Ferrellgas Partners Finance Corp.). Based on certain representations of the General Partner and the Partnership, Counsel is of the opinion that, under current law, we have been and will continue to be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such status has been or is expected to be requested. One of the representations on which the opinion of counsel is based is that at least 90% of our gross income for each taxable year has been and will be "qualifying income" within the meaning of Section 7704 of the Code. Whether we will continue to be classified as a partnership in part depends on our ability to meet this qualifying income test in the future. See "Tax Considerations--Partnership Status."

   If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates (currently a 35% federal rate), distributions would generally be taxed a second time in the hands of the unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Our treatment as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders and this would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations--Partnership Status."

   No assurance can be given that the law will not be changed so as to cause us to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, certain provisions of our partnership agreement will be subject to change. Such changes would include a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on us.

  The IRS has not issued a ruling with respect to our classification as a partnership

   We have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Code or any other matters affecting us. Accordingly, the IRS may adopt positions that differ from counsel's conclusions. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of those conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which the Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the General Partner.

  A unitholders tax liability could exceed cash distributions on his units

   A unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of our income, even if he receives no cash distributions from us. We cannot guarantee that a unitholder will receive cash distributions equal to his allocable share of our taxable income or even the tax liability to him resulting from that income. Further, a unitholder may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations--Tax Treatment of Unitholders" and "Tax Considerations--Disposition of Units."

  Ownership of Common Units raises issues for tax-exempt organizations and certain other investors

   Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a unitholder. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

  There are limits on the deductibility of losses

   In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by us will only be available to offset our future income and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. A unitholder's share of our net passive income may be offset by unused losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Treatment of Unitholders--Limitations on Deductibility of Partnership Losses."

  Tax gain or loss on disposition of Common Units could be different than expected

   A unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of our nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the unitholder's tax basis in such Common Unit, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions that we use, a unitholder could realize more gain on the sale of Common Units than would be the case under such conventions without the benefit of decreased income in prior years.

  Reporting of partnership tax information is complicated and subject to audits

   We will furnish each unitholder with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, we will use various accounting and reporting conventions and adopt various depreciation and amortization methods. We cannot guarantee that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS.

  Tax shelter registration could increase risk of potential IRS audit

   We are registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued to us the following tax shelter registration number:
94201000010. Issuance of the registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. We cannot guarantee that we will not be audited by the IRS or that tax adjustments will not be made. The rights of a unitholder owning less than a 1% profits interest in us to participate in the income tax audit process are very limited. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder would bear the cost of any expenses incurred in connection with an examination of such unitholder's personal tax return.

  There is a possibility of loss of tax benefits relating to non-uniformity of Common Units and nonconforming depreciation conventions

   Because we cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units of the same class must be maintained. To maintain uniformity and for other reasons, we have adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations--Tax Treatment of Operations--Uniformity of Units."

  There are state, local and other tax considerations

   In addition to federal income taxes, unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. A unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We currently conduct business in 45 states. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us. See "Tax Considerations--State, Local and Other Tax Considerations."

  Unitholders may have negative tax consequences if we default on our debt or sell assets

   If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

                                  FERRELLGAS

   We are a publicly traded Delaware limited partnership engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids in the United States. We believe that we are the second largest retail marketer of propane in the United States (as measured by retail gallons sold). We currently serve more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 563 retail outlets with 302 satellite locations in 38 states. Our retail propane business consists of selling propane to retail (primarily residential) customers. We purchase this propane in the contract and spot markets, primarily from major oil companies, and then transport it to our retail distribution outlets and then to tanks located on our customers' premises and to portable propane cylinders.

   In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel, which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.

   We also trade propane and other natural gas liquids and are engaged in chemical feedstocks marketing and wholesale propane marketing. Through our natural gas liquids trading operations and wholesale marketing, we believe that we are one of the largest independent marketers of propane and natural gas liquids in the United States.

   We trade propane and other natural gas liquids for our account and for supplying our retail and wholesale propane operations. We primarily trade products purchased from our over 110 suppliers; however, we also conduct transactions on the New York Mercantile Exchange. Trading of products is conducted primarily to generate a profit independent of the retail and wholesale operations, but is also conducted to help insure the availability of propane during periods of short supply. We attempt to minimize trading risk through the enforcement of our trading policies, which include total inventory limits and loss limits, and attempt to minimize credit risk through credit checks and application of its credit policies. However, we cannot guarantee that historical experience or the existence of such policies will prevent trading losses in the future. We regularly evaluate potential acquisitions of assets and businesses that would complement our existing business. Our general partner receives incentive distributions that provide it with a strong incentive to increase unitholder distributions through successful management and growth of our business.

   Ferrellgas Partners Finance Corp., a co-obligor of the Debt Securities to be offered by this prospectus, has only nominal assets and does not conduct any operations.

             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

   Conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and our general partner and its affiliates, on the other. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to its stockholder. At the same time, the General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the unitholders. The duties of the General Partner to the Partnership and the unitholders, therefore, may come into conflict with the duties of management of the General Partner to its stockholder.

   Conflicts of interest might arise with respect to the following matters, among others:

    (1)Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Common Units and changes in reserves in any quarter can affect the amount of incentive distributions the Partnership pays to the General Partner.

    (2)The Partnership does not have any employees and relies solely on employees of the General Partner and its affiliates.

    (3)Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership. The General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or causing the Partnership to enter into additional contractual arrangements with any of such entities. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

    (4)Whenever possible, the General Partner limits the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partner or its assets. The Partnership Agreement permits the General Partner to do this even if the Partnership could have obtained more favorable terms if it had not limited the General Partner's liability.

    (5)Any agreements between the Partnership and the General Partner and its affiliates will not grant to the unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and such affiliates in favor of the Partnership. Therefore, the General Partner, in its capacity as the general partner of the Partnership, will be primarily responsible for enforcing such obligations.

    (6)The General Partner may exercise its right to call for and purchase Common Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.

    (7)The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties to the Partnership for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, other than retail propane sales to end users in the continental United States, even if in direct competition with the Partnership. In addition, the General Partner and such affiliates have no obligation to present business opportunities to the Partnership.

   Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Partnership or the unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the unitholders. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the General Partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the unitholders if the resolution of such conflict is fair and reasonable to the Partnership. Any resolution of a conflict approved by the Audit Committee of the General Partner is conclusively deemed fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the General Partner in resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty.

   The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                   Historical Three
                                                                                       Months
Historical Eleven  Historical One     Pro Forma     Historical Year Ended July 31,   October 31,
  Months Ended      Month Ended       Year Ended    ------------------------------      -----------
  June 30, 1994   July 31, 1994(1) July 31, 1994(2) 1995    1996    1997    1998   1997(3)  1998(3)
----------------- ---------------- ----------------  ----    ----    ----    ----  -------  -------
       1.2               --              2.4        1.7     1.6     1.5     1.1      --       --

-------------
(1) For the one month ended July 31, 1994, earnings were inadequate to cover fixed charges by $5.0 million.
(2) The pro forma year ended July 31, 1994 includes the eleven months ended June 30, 1994 for our predecessor, Ferrellgas, Inc. and its subsidiaries, and our historical financial data for the period from inception (July 5, 1994) to July 31, 1994 (adjusted principally for the pro forma effect on interest expense resulting from the early retirement of debt net of additional borrowings).
(3) For the three months ended October 31, 1997 and 1998, earnings were inadequate to cover fixed charges by $13.3 million and $11.2 million, respectively.

   These computations include the Partnership and the Operating Partnership on a consolidated basis. For these ratios, "earnings" is the amount resulting from adding the following items:

    . pre-tax income from continuing operations; and

    . fixed charges.

   The term "fixed charges" means the sum of the following:

    . interest expensed;

    . amortized premiums, discounts and capitalized expenses related to indebtedness; and

    . an estimate of the interest within rental expenses.

   Earnings from continuing operations for the periods presented were reduced by certain non-cash expenses, consisting principally of depreciation and amortization and a non-cash employee stock ownership plan charge. Such non-cash charges totaled $26.5 million for the eleven months ended June 30, 1994, $2.4 million for the one month ended July 31, 1994, $28.8 million for the pro forma year ended July 31, 1994, $32.0 million for the year ended July 31, 1995, $37.0 million for the year ended July 31, 1996, $43.8 million for the year ended July 31, 1997, $45.4 million for the year ended July 31, 1998, and $11.5 million and $12.2 million for the three months ended October 31, 1997 and 1998, respectively.

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

                             DESCRIPTION OF UNITS

General

   As of October 31, 1998, we had 14,703,298 Common Units outstanding, representing a 46% limited partner interest in the Partnership, and 16,593,721 Subordinated Units outstanding, representing a 52% limited partner interest in the Partnership. All of the Subordinated Units are currently held by FCI, the parent company of our general partner. The Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in distributions and exercise the rights and privileges available to limited partners under our partnership agreement. A copy of our partnership agreement is filed as an exhibit to the registration statement of which this prospectus is a part. A summary of the important provisions of our partnership agreement is included in our reports filed with the SEC.

   Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as shall be established by the General Partner in its sole discretion, subject to the following exceptions:

(1) during the subordination period, we may not issue limited partner interests or other equity securities ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units or an equivalent amount of other equity securities having rights to distributions or in liquidation ranking on a parity with the Common Units, in either case without the approval of two-thirds of the outstanding Common Units; provided that we may issue an unlimited number of additional Common Units or parity securities prior to the end of the subordination period and without unitholder approval in connection with acquisitions if certain cash flow criteria are met and

(2) during the subordination period, we may not issue limited partner interests or other equity securities with rights to distributions or in liquidation ranking prior or senior to the Common Units, without the approval of two-thirds of the outstanding Common Units.

Common Units

  Listing

   Our outstanding Common Units are listed on the NYSE under the symbol "FGP". Any additional Common Units we issue will also be listed on the NYSE.

  Voting

   Each holder of Common Units is entitled to one vote for each Common Unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group (other than FCI and its affiliates) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. Except as otherwise provided by law or our partnership agreement, the holders of Common Units and Subordinated Units vote as one class.

  Distributions

   Our partnership agreement requires us to distribute 100% of our "Available Cash" to our unitholders and our general partner within 45 days following the end of each fiscal quarter. "Available Cash" consists generally of all of our cash receipts, less cash disbursements and adjustments for net changes to reserves.

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

   Currently the Common Units have the right to receive distributions of Available Cash from our operations in an amount equal to $0.50 per unit before any distributions of such Available Cash are made on the Subordinated Units. This priority right is scheduled to end when certain financial tests, which are related to generating cash from operations and distributing at least $0.50 per unit on all Common Units and Subordinated Units, are satisfied for each of three consecutive four quarter periods ending on or after July 31, 1999. If these financial tests are met, the Common Units and the Subordinated Units will thereafter share equally in distributions of Available Cash. We met these financial tests for the four quarter periods ended July 31, 1997 and July 31, 1998, however, there can be no assurance that we will meet the remaining financial tests in the four quarter period ended July 31, 1999. The period during which the Common Units have a priority right to distributions and in which the right of the Subordinated Units to distributions is subordinate is referred to as the subordination period.

   During the subordination period we distribute Available Cash from our operations as follows:

    . first, 98% to the holders of Common Units and 2% to the General Partner, until the holders of Common Units have received $0.50 per Common Unit for such quarter and any prior quarter in which they failed to receive $0.50 per Common Unit;

    . second, 98% to the holders of Subordinated Units and 2% to the General
      Partner, until the holders of Subordinated Units have received $0.50 per Subordinated Unit for such quarter;

    . third, 98% to all unitholders and 2% to the General Partner, until all unitholders have received $0.55 per unit for such quarter;

    . fourth, 85% to all unitholders, 13% to FCI as the holder of incentive distribution rights and 2% to the General Partner, until all unitholders have received $0.63 per unit for such quarter;

    . fifth, 75% to all unitholders, 23% to FCI as the holder of incentive distribution rights and 2% to the General Partner, until all unitholders have received $0.82 per unit for such quarter; and

    . sixth, thereafter 50% to all unitholders, 48% to FCI as the holder of incentive distribution rights and 2% to the General Partner.

   Following the end of the subordination period Available Cash from our operations will be distributed as follows:

    . first, 98% to all unitholders and 2% to the General Partner, until all unitholders have received $0.55 per unit for such quarter;

    . second, 85% to all unitholders, 13% to FCI as the holder of incentive distribution rights and 2% to the General Partner, until all unitholders have received $0.63 per unit for such quarter;

    . third, 75% to all unitholders, 23% to FCI as the holder of incentive distribution rights and 2% to the General Partner, until all unitholders have received $0.82 per unit for such quarter; and

    . fourth, thereafter 50% to all unitholders, 48% to FCI as the holder of incentive distribution rights and 2% to the General Partner.

  Transfer Agent and Registrar

   Our transfer agent and registrar for the Common Units is Bank Boston, N.A. You may contact our transfer agent and registrar at the following address:

   Bank Boston, N.A.
   c/o Boston EquiServe
   Attn: Investor Relations/Shareholder Services
   P. O. Box 8040 Boston, Massachusetts 02266-8040
   Telephone: (781) 575-3120

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

Deferred Participation Units

   No Deferred Participation Units ("DPUs") are issued or outstanding. The General Partner has the authority, without further unitholder action, to establish one or more series of DPUs and to determine the rights, preferences and privileges of each such series of DPUs.

   A prospectus supplement relating to a particular series of DPUs offered thereby will include the specific terms of such DPUs, including the following:

    . the designation, stated value and liquidation preference of such DPUs and the number of DPUs offered;

    . the initial public offering price at which such DPUs will be issued;

    . the conversion or exchange provisions of such DPUs;

    . any redemption or sinking fund provisions of such DPUs;

    . the distribution rights of such DPUs, if any;

    . a discussion of material federal income tax considerations, if any; and

    . any additional rights, preferences, privileges, limitations and restrictions of such DPUs.

                            DESCRIPTION OF WARRANTS

   We may issue warrants to purchase Debt Securities (the "Debt Warrants"), Common Units (the "Common Unit Warrants") or other securities issued by us or another issuer (the "Other Warrants," collectively with the Debt Warrants and the Common Unit Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in a prospectus supplement relating to the Warrants being offered pursuant thereto.

Debt Warrants

   The applicable prospectus supplement will describe the terms of the Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following:

  .   the title of such Debt Warrants;

  .   the aggregate number of such Debt Warrants;

    . the price or prices at which such Debt Warrants will be issued;

    . the designation, aggregate principal amount and terms of the Debt
      Securities purchasable upon exercise of such Debt Warrants;

    . the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise;

    . the date, if any, on and after which such Debt Warrants and the related
      Debt Securities will be separately transferable;

    . the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire;

    . the maximum or minimum number of such Debt Warrants that may be exercised at any time;

    . a discussion of material federal income tax considerations, if any; and

    . any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

   Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

Common Unit Warrants and Other Warrants

   The applicable prospectus supplement will describe the terms of the Common Unit Warrants and Other Warrants offered thereby, the Warrant Agreement relating to such Warrants and the warrant certificates representing such Warrants, including the following:

    . the title of such Warrants;

    . the aggregate number of such Warrants;

    . the price or prices at which such Warrants will be issued;

    . the securities for which such Warrants are exercisable, and the price at which such securities may be purchased upon such exercise;

    . any provisions for adjustment of the number of Common Units or number or amount of other securities of ours or another issuer receivable upon exercise of such Warrants or the exercise price of such Warrants;

    . the date, if any, on and after which such Warrants and the related Common
      Units or other securities of the Company or another issuer will be separately transferable;

    . the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire;

    . the maximum or minimum number of such Warrants that may be exercised at any time;

    . a discussion of material federal income tax considerations, if any; and

    . any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

   Warrant certificates will be exchangeable for new Warrant certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to any distributions or dividends on the securities purchasable upon exercise.

Exercise of Warrants

   Each Warrant will entitle the holder of the Warrant to purchase for cash such principal amount of Debt Securities, number of Common Units, or number or amount of other securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

   Warrants may be exercised as set forth in the prospectus supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the Debt Securities, Common Units or other securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants. -

                        DESCRIPTION OF DEBT SECURITIES

   The Debt Securities will be:

    . direct secured or unsecured general obligations of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. as co-obligors; and

    . either senior debt securities or subordinated debt securities.

   Senior Debt Securities will be issued under a Senior Indenture and Subordinated Debt Securities will be issued under a Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are each referred to as an "Indenture" and collectively referred to as the "Indentures." We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of Debt Securities, the "Trustee"). The Trustee for each series of Debt Securities will be identified in the applicable prospectus supplement. The form of Indentures and any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Where You Can Find More Information." The Indentures will be subject to, and governed by, the TIA. We will execute an Indenture and supplemental indenture if and when we issue any Debt Securities.

   We summarized the material provisions of the Indentures in the following order:

    . those provisions that apply only to the Senior Indenture;

    . those provisions that apply only to the Subordinated Indenture; and

    . those provisions that apply to both Indentures.

   We have not restated the Indentures in their entirety in this prospectus. You should read the Indentures, because they, and not this description, control your rights as holders of the Debt Securities. Capitalized terms used in the summary have the meanings specified in the Indentures.

   In this section, references to the Partnership relate only to Ferrellgas Partners, L.P., the issuer of the Debt Securities, and not to our Subsidiaries. In the Indentures, the term "Subsidiary" means, with respect to any person:

    . any partnership of which more than 50% of the partners' equity interests
      (considering all partners' equity interests as a single class) is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof, or

    . any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or combination thereof.

   At present, our only Subsidiaries are Ferrellgas, L.P., our subsidiary operating partnership, and Ferrellgas Partners Finance Corp.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

   A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to such Debt Securities. These terms will include some or all of the following:

    . the form and title of the Debt Securities;

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

    . the total principal amount of the Debt Securities;

    . the assets, if any, that are pledged as security for the payment of the Debt Securities;

    . the portion of the principal amount that will be payable if the maturity of the Debt Securities is accelerated;

    . the currency or currency unit in which the Debt Securities will be payable, if not U.S. dollars;

    . any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

    . the dates on which the principal of the Debt Securities will be payable;

    . the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

    . any conversion or exchange provisions;

    . any optional redemption provisions;

    . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

    . any changes to or additional Events of Default or covenants; and

    . any other terms of the Debt Securities.

Provisions Only in the Senior Indenture

  Summary

   The Senior Debt Securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the Subordinated Debt Securities). The Senior Indenture will contain provisions that:

    . limit our ability to put liens on our principal assets; and

    . limit our ability to sell and lease back our principal assets.

   The Subordinated Indenture will not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

  Limitations on Liens

   The Senior Indenture will provide that the Partnership will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the Senior Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Senior Debt Securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

   There is excluded from this restriction:

(1) Permitted Liens (as defined below);

(2) with respect to any series, any lien upon any property or assets of the Partnership or any Subsidiary in existence on the date the Senior Debt Securities of such series are first issued or provided for pursuant to agreements existing on such date;

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

(3) any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(4) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

(5) any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

(6) any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(7) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Partnership or the applicable Subsidiary has not exhausted its appellate rights;

(8) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (7) above; or

(9) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (8) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding replacement; or

(10) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Subsidiary.

   Notwithstanding the foregoing, under the Senior Indenture, the Partnership may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of the Partnership or any person (other than the Senior Debt Securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the Senior Debt Securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness (as defined below) from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

  "Permitted Liens" means:

(1) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Partnership or any of its Subsidiaries or impair the use of such property in the operation of the business of the Partnership or any of its Subsidiaries;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', vendors', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by the Partnership or any Subsidiary in good faith;

(5) liens of, or to secure performance of, leases, other than capital leases;

(6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7) any lien upon property or assets acquired or sold by the Partnership or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) any lien in favor of the Partnership or any Subsidiary;

(10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(11) any lien securing industrial development, pollution control or similar revenue bonds;

(12) any lien securing debt of the Partnership or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the Debt Securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the Debt Securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Subsidiary in connection therewith;

(13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

(14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

   "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of debt), and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a proforma basis would be set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership's most recently completed fiscal quarter, prepared in accordance generally accepted accounting principles.

  Restriction on Sale-Leasebacks

   The Senior Indenture will provide that the Partnership will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Partnership or any Subsidiary of any property or assets to a person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than the lesser of (A) three years and (B) 60% of the useful remaining life of such property;

(3) the Partnership or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the Senior Debt Securities; or

(4) the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any debt of the Partnership or any Subsidiary that is not subordinated to the Senior Debt Securities, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

   Notwithstanding the foregoing, the Indenture will permit the Partnership and its Subsidiaries to enter into Sale-Leaseback Transactions relating to propane tanks up to an aggregate principal amount of $25 million at any time, provided that such transactions would not cause a default.

   "Attributable Indebtedness," when used with respect to any to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

   Notwithstanding the foregoing, under the Senior Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding debt (other than the Senior Debt Securities) secured by liens upon property and assets not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of Consolidated Net Tangible Assets.

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Provisions Only in the Subordinated Indenture

  Subordinated Debt Securities Subordinated to Senior Debt

   The Subordinated Debt Securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness, including guarantees of the Partnership for money borrowed by the Partnership, not expressed to be subordinate or junior in right of payment to any other indebtedness of the Partnership.

  Payment Blockages

   The Subordinated Indenture will provide that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

    . we or our property are involved in any voluntary or involuntary liquidation or bankruptcy;

    . we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

    . we have a nonpayment default on any Senior Debt that imposes a payment blockage on the Subordinated Debt Securities for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

   The Subordinated Indenture will not limit the amount of Senior Debt that we may incur.

Consolidation, Merger or Asset Sale

   Each Indenture will, in general, allow us to consolidate or merge with a domestic partnership or corporation. They will also allow us to sell, lease or transfer all or substantially all of our property and assets to a domestic partnership or corporation. If this happens, the remaining or acquiring partnership or corporation must assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

   However, we will only consolidate or merge with or into a partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which will include the following requirements:

    . the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

    . the remaining or acquiring partnership or corporation assumes the Partnership's obligations under the Indentures; and

    . immediately after giving effect to the transaction no Default or Event of Default (as defined below) exists.

   The remaining or acquiring partnership or corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indentures. Thereafter, the successor may exercise our rights and powers under the Indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indentures and under the Debt Securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures.

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

Modification of Indentures

   Under each Indenture, generally we and the Trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. In addition, the Partnership and the Trustee may amend the Indentures without the consent of any holder of the Debt Securities to make certain technical changes, such as:

    . correcting errors;

    . providing for a successor trustee;

    . qualifying the Indentures under the Trust Indenture Act; or

    . adding provisions relating to a particular series of Debt Securities.

Events of Default and Remedies

   "Event of Default" when used in an Indenture, will mean any of the following:

    . failure to pay the principal of or any premium on any Debt Security when due;

    . failure to pay interest on any Debt Security for 30 days;

    . failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

    . certain events of bankruptcy, insolvency or reorganization of the Partnership; or

    . any other Event of Default included in any Indenture or supplemental indenture.

   An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

   If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration.

   Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities.

No Limit on Amount of Debt Securities

   Neither of the Indentures will limit the amount of Debt Securities that we may issue. Each Indenture allows us to issue Debt Securities up to the principal amount that we authorize.

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

Registration of Notes

   We may issue Debt Securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

   Unless the prospectus supplement for each issuance of Debt Securities states otherwise the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

   Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of Debt Securities being offered, the General Partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the Indentures or the Debt Securities. Each holder of Debt Securities by accepting a Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Debt Securities.

Payment and Transfer

   Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any prospectus supplement. Debt Securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

   Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Discharging Our Obligations

   We may choose to either discharge our obligations on the Debt Securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the Debt Securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If we choose the legal defeasance option, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities, replacement of lost, stolen or mutilated Debt Securities conversion or exchange of Debt Securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

   We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of Debt Securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the Debt Securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Book Entry, Delivery and Form

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

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

   Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

   Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

   DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

   DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

   DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

   It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

   Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

    . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

    . we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

  Resignation or Removal of Trustee

   Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of Senior Debt Securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Also, any uncured Event of Default with respect to any series of Subordinated Debt Securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

   The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

  Limitations on Trustee if it is a Creditor of the Partnership

   Each Indenture will contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

   The Trustee is required to submit an annual report to the holders of the Debt Securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the Debt Securities.

  Certificates and Opinions to Be Furnished to Trustee

   Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

                              TAX CONSIDERATIONS

   This section is a summary of material tax considerations that may be relevant to prospective owners of Common Units and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P. ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" are references to the Partnership and the Operating Partnership and not to Ferrellgas Partners Finance Corp.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

Legal Opinions and Advice

   Counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes we and the Operating Partnership will each be treated as a partnership, and owners of Common Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel. (All references to "us," "we" or "our" are to the Partnership and not Counsel.)

   We have not requested, and do not expect to request a ruling from the Internal Revenue Service (the "IRS") with respect to our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting us or prospective unitholders. Instead, we have relied, and will rely, on the opinions of counsel as to these matters stated here.

   An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. No assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade even if we prevail. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, no assurance is given that our treatment or an investment in us will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may even be retroactively applied.

   For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "--Tax Treatment of Unitholders--Treatment of Short Sales"), (2) whether a unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "--Disposition of Common Units--Recognition of Gain or Loss"), (3) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units--Allocations Between Transferors and Transferees"), (4) whether our method for depreciating Section 743 adjustments is sustainable (see "--Disposition of Common

Units--Section 754 Election") and (5) whether the allocations of recapture income contained in the Partnership Agreement will be respected for federal income tax purposes (see "--Tax Treatment of Unitholders--Allocation of Partnership Income, Gain, Loss and Deduction").

Partnership Status

   A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

   As we said earlier, we have not requested, and do not expect to request any ruling from the IRS as to our status or that of the Operating Partnership for federal income tax purposes. Instead we have relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, we and the Operating Partnership have been and will each be classified as a partnership for federal income tax purposes.

   In rendering its opinion with respect to taxable years beginning before January 1, 1997, Counsel relied on different factual matters which the General Partner believes are true. In rendering its opinion as to taxable years beginning after December 31, 1996, Counsel has relied on certain factual representations made by us and the General Partner. Such factual matters are as follows:

(1) Neither we nor the Operating Partnership has elected nor will elect to be treated as an association or corporation;

(2) We and the Operating Partnership have been and will be operated in accordance with (A) all applicable partnership statutes, (B) the Partnership Agreement or Operating Partnership Agreement (whichever is applicable), and (C) the description of the applicable agreement in this Prospectus; and

(3) For each taxable year, more than 90% of our gross income will be (A) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (B) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

   Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the processing, transportation and marketing crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane, certain hedging activities and the transportation of propane and natural gas liquids.

   If we fail to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), we will be treated as if we transferred all of our assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which we fail to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

   If we or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us or the Operating Partnership at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the unitholder's tax basis in his Common Units) or taxable capital gain (after the unitholder's, tax basis in the Common Units is reduced to zero). Accordingly, treatment of either us or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Common Units.

   The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

Tax Treatment of Unitholders

  Limited Partner Status

   Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as our partners for federal income tax purposes. Because there is no direct authority addressing assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, it is not clear whether that conclusion extends to them. Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units. A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes. See "--Tax Treatment of Unitholders--Treatment of Short Sales."

  Flow-through of Taxable Income

   We will pay no federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by such unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year.

  Treatment of Partnership Distributions

   Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his Common Units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "--Disposition of

Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Tax Treatment of Unitholders--Limitations on Deductibility of Partnership Losses."

   A decrease in a unitholder's percentage interest in us because of our issuance of additional Common Units will decrease such unitholder's share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. Our non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his Common Units, if such distribution reduces the unitholder's share of our "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the unitholder will be treated as having been distributed his proportionate share of the
Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of
(1) the non-pro rata portion of such distribution over (2) the unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  Alternative Minimum Tax

   Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of preference for this purpose. A unitholder's alternative minimum taxable income derived from us may be higher than his share of our net income because we may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in Common Units on their liability for the alternative minimum tax.

  Basis of Common Units

   A unitholder will have an initial tax basis for his Common Units equal to the amount he paid for the Common Units plus his share of our nonrecourse liabilities. His basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. His basis will be decreased (but not below zero) by his share of our distributions, our losses, any decrease in our nonrecourse liabilities and our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of our debt which is not recourse to any partner. See "--Disposition of Common Units--Recognition of Gain or Loss."

  Limitations on Deductibility of Partnership Losses

   The deduction by a unitholder of his share of our losses will be limited to his tax basis in his Common Units and, in the case of an individual unitholder or a corporate unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount (whichever is the limiting factor) subsequently increases. Upon the taxable disposition of a Common Unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

   In general, a unitholder will be at risk to the extent of his tax basis in his Common Units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his Common Units if the lender of such borrowed funds owns an interest in us, is related to such a person or can look only to Common Units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's Common Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities).

   The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset future income generated by us and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

   A unitholder's share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  Limitations on Interest Deductions

   The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a unitholder's net passive income from us will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes (1) interest on indebtedness properly allocable to property held for investment, (2) our interest expense attributed to portfolio income, and (3) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Common Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

  Allocation of Partnership Income, Gain, Loss and Deduction

   In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the General Partner and the unitholders in accordance with their respective percentage interests in us. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partner.

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

   As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the General Partner or any other person contributing property to us ("Contributed Property"), and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus. The effect of these allocations to a unitholder purchasing Common Units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

   Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

  Entity-Level Collections

   If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Common Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

  Treatment of Short Sales

   A unitholder whose Common Units are loaned to a "short seller" to cover a short sale of Common Units may be considered as having disposed of ownership of those Common Units. If so, he would no longer be a partner with respect to those Common Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any of our income, gain, deduction or loss with respect to those Common Units would not be reportable by the unitholder, any cash distributions received by the unitholder with respect to those Common Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Common Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Common Units--Recognition of Gain or Loss."

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Tax-Exempt Organizations and Certain Other Investors

   Ownership of Common Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Much of the taxable income derived by such an organization from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

   A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

   Non-resident aliens and foreign corporations, trusts or estates which hold Common Units will be considered to be engaged in business in the United States on account of ownership of Common Units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our Transfer Agent on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

   Because a foreign corporation which owns Common Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

   Under a ruling of the IRS a foreign unitholder who sells or otherwise disposes of a Common Unit will be subject to federal income tax on gain realized on the disposition of such Common Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a Common Unit if that foreign unitholder has held less than 5% in value of the Common Units during the five-year period ending on the date of the disposition and if the Common Units are regularly traded on an established securities market at the time of the disposition.

Tax Treatment of Operations

  Accounting Method and Taxable Year

   We currently use the fiscal year ending July 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. We have requested permission from the IRS to continue using a fiscal year ending July 31 as our taxable year but if that permission is not granted, we may be required to use the calendar year. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our fiscal year ending within or with his taxable year. In addition, a unitholder who disposes of Common Units following the close of our taxable year but before the close of his taxable year must include his

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

allocable share of our income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of our income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees." In view of our publicly-traded nature, it may be impossible to determine our appropriate taxable year. If, as a result, we failed to timely provide information to unitholders, we could be exposed to certain penalties. We do not expect to incur such penalties and, even if incurred, do not expect that such penalties would be material.

  Initial Tax Basis, Depreciation and Amortization

   We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Our assets initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partner immediately prior to our formation. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to this offering will be borne by partners holding interests in us prior to this offering. See "--Tax Treatment of Unitholders--Allocation of Partnership Income, Gain, Loss and Deduction." If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of his interest in us. See "--Tax Treatment of Unitholders--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss." Costs incurred in our organization are being amortized over a period of 60 months. The costs incurred in promoting the issuance of Common Units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, underwriting discounts and commissions are treated as a syndication cost.

  Uniformity of Common Units

   Because we cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of such Common Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Common Units. See "--Disposition of Common Units--Section 754 Election."

   We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the proposed regulations under Section 743 (but despite its apparent inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) (which is not expected to directly apply to a material portion of our assets) and Proposed Treasury Regulation Section 1.197-2(g)(3)). See "--Disposition of Common Units--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such a position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring Common Units in the same month would receive depreciation and amortization deductions, whether attributable to Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in our

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

property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Common Units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Common Units might be affected, and the gain from the sale of Common Units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss."

  Valuation of Partnership Property and Basis of Properties

   The federal income tax consequences of the ownership and disposition of Common Units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

  State and Local Tax Considerations

   For a discussion of the state and local tax considerations arising from an investment in Common Units, see "--State, Local and Other Tax Considerations."

Administrative Matters

  Information Returns and Audit Procedures

   We intend to furnish to each unitholder, within 60 days after the close of each calendar year, certain tax information, including a Substitute Schedule K-1, which sets forth each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. We cannot assure prospective unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Common Units.

   The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

   Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement appoints the General Partner as our Tax Matters Partner.

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

   The Tax Matters Partner will make certain elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, if we elect to be treated as a large partnership (which we do not intend to do because of the costs of application), a unitholder will not have a right to participate in settlement conferences with the IRS or to seek a refund.

   A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. Partners in electing large partnerships are required to treat all items from the partnership's return in a manner consistent with such return.

   If we elect to be treated as a large partnership, each partner would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate. Moreover, miscellaneous itemized deductions would not be passed through to the partners and 30% of such deductions would be used at the partnership level.

   Currently adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. If we elect to be treated as a large partnership, our partners would each take into account their share of any adjustments to partnership items in the year such adjustments are made. Alternatively, a large partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, unitholders of an electing large partnership could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of units.

  Nominee Reporting

   Persons who hold an interest in us as a nominee for another person are required to furnish to us (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (A) a person that is not a United States person, (B) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (C) a tax-exempt entity; (3) the amount and description of Common Units held, acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Common Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the Common Units with the information furnished to us.

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  Registration as a Tax Shelter

   The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as our principal organizer, has registered us as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued us the following tax shelter registration number: 94201000010. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. We must furnish the registration number to the unitholders, and a unitholder who sells or otherwise transfers a Common Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Common Unit to furnish the registration number to the transferee is $100 for each such failure. The unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by us is claimed or our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes. Registration as a tax shelter may increase the risk of an audit.

  Accuracy-Related Penalties

   An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

   A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in such an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

   A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Disposition of Common Units

  Recognition of Gain or Loss

   Gain or loss will be recognized on a sale of Common Units equal to the difference between the amount realized and the unitholder's tax basis for the Common Units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our

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

nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of Common Units could result in a tax liability in excess of any cash received from such sale.

   Prior distributions from us in excess of cumulative net taxable income in respect of a Common Unit which decreased a unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

   Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment (described under "--Disposition of Common Units--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Common Units, a unitholder could realize additional gain from the sale of Common Units than had such convention been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other unitholders.

   Gain or loss recognized by a unitholder (other than a "dealer" in Common Units) on the sale or exchange of a Common Unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of Common Units held for more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Common Unit and may be recognized even if there is a net taxable loss realized on the sale of the Common Unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of Common Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

   The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us because, similar to corporate stock, our interests are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the unitholders. A unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

   Certain provisions of the Code affect the taxation of certain financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enter into (1) a short sale,
(2) an offsetting notional principal contract or (3) a futures or forward contract with respect to the same or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters in transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

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  Allocations Between Transferors and Transferees

   In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Common Units owned by each of them as of the opening of the principal national securities exchange on which the Common Units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

   The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Common Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the unitholder's interest), our taxable income or losses might be reallocated among the unitholders. We are authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

   A unitholder who owns Common Units at any time during a quarter and who disposes of such Common Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

  Section 754 Election

   We have made the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a Common Unit purchaser's tax basis in our assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The
Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)

   Proposed Treasury Regulations promulgated under Section 743 of the Code would require, if adopted in their current form, if the remedial allocation method is adopted (which we have done), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Common Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the apparent inconsistencies if finalized in their current form, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the basis in such properties. Pursuant to our Partnership Agreement, we are authorized to adopt a convention to preserve the uniformity of Common Units even if such convention is not consistent with certain Treasury Regulations. See "--Tax Treatment of Operations--Uniformity of Common Units."

   Although Counsel is unable to opine as to the validity of such an approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization

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derived from the depreciation or amortization method and useful life applied to the Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Basis of which is not amortizable. This method is consistent with the proposed regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) (which is not expected to directly apply to a material portion of our assets) and Proposed Treasury Regulation Section 1.197-2(g)(3). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Regulations and legislative history. If we determine that such position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring Common Units in the same month would receive depreciation or amortization, whether attributable to Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain unitholders. See "--Tax Treatment of Operations--Uniformity of Common Units."

   The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by us to goodwill which, as an intangible asset, would be amortizable over a longer period of time than our tangible assets.

   A Section 754 election is advantageous if the transferee's tax basis in his Common Units is higher than such Common Units' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Common Units is lower than such Common Unit's share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the Common Units may be affected either favorably or adversely by the election.

   The calculations involved in the Section 754 election are complex and will be made by us on the basis of certain assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of Common Units may be allocated more income than he would have been allocated had the election not been revoked.

  Notification Requirements

   A unitholder who sells or exchanges Common Units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a Common Unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the Common Unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination

   We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year

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ending July 31 (or other than a calendar year ending December 31 if we are required to change our taxable year to a calendar year), the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.

  State, Local and Other Tax Considerations

   In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently conduct business in 45 states. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.

   It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                                USE OF PROCEEDS

   Unless otherwise specified in a related prospectus supplement, the net proceeds received by us from the sale of the Securities will be used for general business purposes, including debt repayment, the financing of future acquisitions, capital expenditures and working capital.

                             PLAN OF DISTRIBUTION

   We may sell the Securities directly, through agents, or to or through underwriters or dealers (possibly including our affiliates). The prospectus supplement contains the specific information about the terms of the Securities offering, including:

    . the names of any underwriters, dealers or agents;

    . the offering price;

    . underwriting discounts;

    . sales agents' commissions;

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    . other forms of underwriter or agent compensation;

    . discounts, concessions or commissions that underwriters may pass on to other dealers; and

    . any exchange on which the Securities are listed.

   We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of Securities by them may constitute underwriting discounts and commissions under the Securities Act of 1933.

   Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing Securities. Underwriters will be required to purchase all of the Securities offered if any are purchased. Agents will act on a "best efforts" basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

   Any brokers or dealers that participate in the distribution of the Securities may be "underwriters" within the meaning of the Securities Act of 1933 for such sales. Profits, commissions, discounts or concessions received by any such broker or dealer may be underwriting discounts and commissions under the Securities Act of 1933.

   When necessary, we may fix Securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

   We may agree to indemnify underwriters, dealers or agents who participate in the distribution of the Securities against certain liabilities including liabilities under the Securities Act of 1933. We may also reimburse underwriters, dealers or agents for payments they are required to make in connection with the offering, or we may make such payments directly. Underwriters, dealers and agents, and their affiliates may conduct business with us and our affiliates in the ordinary course of their business.

                                 LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the Securities being offered will be passed upon for us by Andrews & Kurth L.L.P. If certain legal matters in connection with an offering of Securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement relating to that offering.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Ferrellgas Partners, L.P. Annual Report on Form 10-K for the year ended July 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated balance sheet of Ferrellgas, Inc. and Subsidiaries as of July 31, 1998, filed as an exhibit to the registration statement of which this prospectus is a part, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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